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TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on October 22, 2009

Registration No. 333-150669
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-3
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

BLACK HILLS CORPORATION
(Exact name of registrant as specified in its charter)

South Dakota	46-0458824
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

625 Ninth Street
Rapid City, South Dakota 57701
(605) 721-1700

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

BLACK HILLS POWER, INC.
(Exact name of registrant as specified in its charter)

South Dakota	46-0111677
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

625 Ninth Street
Rapid City, South Dakota 57701
(605) 721-1700
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Steven J. Helmers, Esq.
Senior Vice President—General Counsel
625 Ninth Street
Rapid City, South Dakota 57701
(605) 721-2303
(Name, address, including zip code, and telephone number, including area code, of agent for service for each registrant)

WITH COPIES TO:

Robert J. Melgaard, Esq.
Mark D. Berman, Esq.
Conner & Winters, LLP
4000 One Williams Center
Tulsa, Oklahoma 74172
(918) 586-5711
(918) 586-8548 (Facsimile)

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

          If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☒

          Indicate by check mark whether the Registrants are a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one)

Black Hills Corporation:

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Black Hills Power, Inc.:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered/ Proposed maximum offering price per unit/ Proposed maximum aggregate offering price/ Amount of registration fee(1)

Black Hills Corporation Debt Securities
Black Hills Corporation Preferred Stock
Black Hills Corporation Depositary Shares
Black Hills Corporation Common Stock ($1.00 par value)
Black Hills Corporation Warrants
Black Hills Corporation Purchase Contracts
Black Hills Corporation Units(2)
Black Hills Power, Inc. First Mortgage Bonds
TOTAL(1)

(1)
An indeterminate aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the Registrants are deferring payment of all of the registration fee.

(2)
Any securities registered by Black Hills Corporation hereunder may be sold separately or as units with other securities registered by Black Hills Corporation hereunder.

Explanatory Note

This registration statement contains two (2) separate prospectuses:

        1.     The first prospectus relates to the offering by Black Hills Corporation of its Senior Debt Securities, Subordinated Debt Securities, Preferred Stock, Depositary Shares, Common Stock, Warrants, Purchase Contracts and Units.

        2.     The second prospectus relates to the offering by Black Hills Power, Inc., a direct, wholly-owned subsidiary of Black Hills Corporation, of its First Mortgage Bonds.

PROSPECTUS

BLACK HILLS CORPORATION

Senior Debt Securities
Subordinated Debt Securities
Preferred Stock
Depositary Shares
Common Stock
Warrants
Purchase Contracts
Units

        We may from time to time offer to sell senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock, warrants, purchase contracts or units. We sometimes refer to the securities listed above as the "securities." Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

        Our common stock is listed on the New York Stock Exchange under the symbol "BKH."

        There are significant risks associated with an investment in our securities. You should read carefully the risks we describe in the accompanying prospectus supplement as well as the risk factors discussed in our periodic reports that we file with the Securities and Exchange Commission, for a better understanding of the risks and uncertainties that investors in our securities should consider.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is October 22, 2009.

        You should rely only on the information contained in this prospectus or any prospectus supplement to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus or any prospectus supplement may only be accurate on the date of those documents.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to the registration statement and the documents incorporated by reference in the registration statement contain the full text of the contracts and other important documents summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities that we may offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

        This prospectus provides you with only a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information." Unless the context otherwise requires, references in this prospectus to "Black Hills," the "Company," "we," "us" and "our" generally refer to Black Hills Corporation and all of its subsidiaries collectively.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain "forward-looking statements" within the meaning of the Federal securities laws. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the Risk Factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008, and in other reports that we file with the SEC from time to time, and the following:

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  Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and receive favorable rulings in periodic applications to recover costs for fuel and purchased power in our regulated utilities;

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  Our ability to obtain permanent financing for our recent acquisition and other capital expenditures on reasonable terms;

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  Our ability to successfully integrate and profitably operate any recent and future acquisitions;

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  The amount and timing of capital deployment in new investment opportunities or for the repurchase of debt or stock;

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  Our ability to successfully maintain our corporate credit rating;

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  Our ability to complete the permitting, construction, start-up and operation of power generating facilities in a cost-effective and timely manner;

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  The timing, volatility and extent of changes in energy and commodity prices, supply or volume, the cost and availability of transportation of commodities, changes in interest or foreign exchange rates, and the demand for our services, any of which can affect our earnings, our financial liquidity and the underlying value of our assets;

  •
  Our ability to meet production targets for our oil and gas properties, which may be dependent upon issuance by Federal, state and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the availability of specialized contractors, work force and equipment, or the possibility of reductions in our drilling program resulting from the current economic climate and commodity prices, which also may prevent us from maintaining production rates and replacing reserves with respect to our oil and gas properties;

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  Our ability to accurately estimate demand from our customers for natural gas;

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  Our ability to provide accurate estimates of proved oil and gas reserves, coal reserves and future production rates and associated costs;

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  The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;

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  The timing and extent of scheduled and unscheduled outages of power generation facilities;

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  •
  The possibility that we may be required to take impairment charges to reduce the carrying value of some of our long-lived assets when indicators of impairment emerge;

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  The possibility that that we may be required to take impairment charges under the SEC's full cost ceiling test for the accumulated costs of our natural gas and oil reserves;

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  Changes in business and financial reporting practices arising from the enactment of the Energy Policy Act of 2005 and subsequent rules and regulations promulgated thereunder;

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  Our ability to effectively use derivative financial instruments to hedge commodity, currency exchange rate and interest rate risks;

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  Our ability to minimize losses related to defaults on amounts due from customers and counterparties, including counterparties to trading and other commercial transactions;

  •
  The amount of collateral required to be posted from time to time in our transactions;

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  Our ability to comply, or to make expenditures required to comply, with changes in laws and regulations, particularly those relating to taxation, safety and protection of the environment and to recover those expenditures in our customer rates, where applicable;

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  Our ability to recover our borrowing costs, including debt service costs, in our customer rates;

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  Liabilities for environmental conditions, including remediation and reclamation obligations, under environmental laws;

  •
  Changes in state laws or regulations that could cause us to curtail our independent power production or exploration and production activities;

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  Weather and other natural phenomena;

  •
  Macro- and micro-economic changes in the economy and energy industry, including the impact of (i) consolidations and changes in competition, (ii) changing conditions in the capital and credit markets, which affect our ability to raise capital on favorable terms, and (iii) general economic and political conditions, including tax rates or policies and inflation rates;

  •
  The effect of accounting policies issued periodically by accounting standard-setting bodies;

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  The cost and effects on our business, including insurance, resulting from terrorist actions or responses to such actions or events;

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  The outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements on our financial condition or results of operations;

  •
  Federal and state laws concerning climate change and air emissions, including emission reduction mandates and renewable energy portfolio standards, may materially increase our generation and production costs and could render some of our generating units uneconomical to operate and maintain;

  •
  Price risk due to marketable securities held as investments in benefit plans; and

  •
  Risk factors discussed in any accompanying prospectus supplement.

        New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

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 BLACK HILLS CORPORATION

        We are a diversified energy company. Our predecessor company, Black Hills Power and Light Company was incorporated and began providing electric utility service in 1941 and began selling and marketing various forms of energy on an unregulated basis in 1956. We operate principally in the United States with two major business groups: utilities and non-regulated energy.

        Our utilities group conducts business in two segments:

  •
  Electric Utilities.  Our electric utilities, which include Black Hills Power, Inc., Cheyenne Light, Fuel & Power Company, and Colorado Electric Utility Company, LP, generate, transmit and distribute electricity to customers in Colorado, Montana, South Dakota and Wyoming, and Cheyenne Light's gas distribution operations which are included in this segment distribute natural gas to customers in the vicinity of Cheyenne, Wyoming.

  •
  Gas Utilities.  Our gas utilities, which include Black Hills Colorado Gas Utility Company, LP, Black Hills Iowa Gas Utility Company, LLC, Black Hills Kansas Gas Utility Company, LLC, and Black Hills Nebraska Gas Utility Company, LLC, distribute natural gas to customers in Colorado, Iowa, Kansas and Nebraska.

        Our non-regulated energy group conducts business in four segments:

  •
  Oil and Gas.  Black Hills Exploration and Production, Inc. and its subsidiaries acquire and develop natural gas and crude oil properties and produce natural gas and crude oil, primarily in the Rocky Mountain region of the United States.

  •
  Coal Mining.  Wyodak Resources Development Corporation mines and sells coal at our coal mine located near Gillette, Wyoming.

  •
  Energy Marketing.  Enserco Energy, Inc. is engaged in the marketing of natural gas and crude oil, primarily in the Rocky Mountain, Western and Mid-continent regions of the United States and in Canada.

  •
  Power Generation.  Black Hills Electric Generation, LLC, and its subsidiaries, including Black Hills Wyoming, LLC, produce and sell electric capacity and energy through a portfolio of generating plants in Wyoming and Idaho.

        We are a South Dakota corporation. Our headquarters and principal executive offices are located at 625 Ninth Street, Rapid City, South Dakota 57701 and our telephone number is (605) 721-1700. Our Internet address is www.blackhillscorp.com. Information on our website does not constitute part of this prospectus.

Recent Development

        New generation facility to be built by our Black Hills Colorado independent power subsidiary.    Our Black Hills Colorado independent power subsidiary ("BHCI") has been selected to provide 200 megawatts ("MW") of power to our indirect, wholly-owned subsidiary, Black Hills Colorado Electric Utility Company, LP ("Black Hills Energy-Colorado Electric"). BHCI plans to build the 200 MW natural gas-fired electric generation facility in Colorado and sell the power to Black Hills Energy-Colorado Electric through a 20-year power purchase agreement. The new generation facility is expected to cost between $240 million and $265 million and we anticipate that the facility will be completed by January 1, 2012. Our non-regulated power plant operations currently consist of 120 MW of net generation capacity.

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 RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table sets forth our ratio of earnings to fixed charges and our ratio of earnings to fixed charges and preferred stock dividends for each period indicated. The ratios were computed by dividing earnings by either fixed charges or combined fixed charges and preferred stock dividends. For this purpose, earnings consist of income (loss) from continuing operations (before adjustment for income taxes, non-controlling interests or income or loss from equity investees), plus fixed charges, amortization of capitalized interest and distributed income of equity investees and less interest capitalized, preference security dividend requirements of consolidated subsidiaries and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and an estimate of the interest within rental expense.

	Years Ended December 31,						Six Months Ended June 30,
	2004	2005	2006	2007	2008		2008	2009
Ratio of earnings to fixed charges	3.77	3.70	3.29	4.21	N/A	(2)	2.69	2.61
Ratio of earnings to fixed charges and preferred stock dividends(1)	3.70	3.67	3.29	4.21	N/A	(2)	2.69	2.61

(1)
No shares of preferred stock were outstanding during any of the periods subsequent to 2005.

(2)
In 2008, earnings were insufficient to cover fixed charges by $85.3 million.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities described in this prospectus for working capital and general corporate purposes, which may include:

  •
  repayment or refinancing of outstanding debt;

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  capital expenditures;

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  acquisitions;

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  investments; and

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  other business opportunities.

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DESCRIPTION OF
SENIOR DEBT SECURITIES

General

        The following description applies to the senior debt securities offered by this prospectus. The senior debt securities will be direct, unsecured obligations of Black Hills and will rank on a parity with all of our outstanding unsecured senior indebtedness. The senior debt securities may be issued in one or more series. The senior debt securities will be issued under that certain indenture dated as of May 21, 2003, between us and Wells Fargo Bank, National Association, as successor trustee, as supplemented by that certain First Supplemental Indenture thereto dated as of May 21, 2003, and as further supplemented by that certain Second Supplemental Indenture dated as of May 14, 2009.

        The statements under this caption are brief summaries of the provisions contained in the indenture, do not claim to be complete and are qualified in their entirety by reference to the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Whenever defined terms are used but not defined in this prospectus, those terms have the meanings given to them in the indenture.

        The following describes the general terms and provisions of the senior debt securities to which any prospectus supplement may relate. The particular terms of any senior debt security and the extent, if any, to which these general provisions may apply to the senior debt securities will be described in the prospectus supplement relating to the senior debt securities.

        The indenture does not limit the aggregate principal amount of senior debt securities which may be issued under it. Rather, the indenture provides that senior debt securities of any series may be issued under it up to the aggregate principal amount which we may authorize from time to time. Senior debt securities may be denominated in any currency or currency unit we designate. Neither the indenture nor the senior debt securities will limit or otherwise restrict the amount of other debt which we may incur or the other securities which we may issue.

        Senior debt securities of a series may be issuable in registered form without coupons, which we refer to as "registered securities," or in the form of one or more global securities in registered form, which we refer to as "global securities."

        You must review the prospectus supplement for a description of the following terms, where applicable, of each series of senior debt securities for which this prospectus is being delivered:

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  the title of the senior debt securities;

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  the limit, if any, on the aggregate principal amount or aggregate initial public offering price of the senior debt securities;

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  the priority of payment of the senior debt securities;

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  the price or prices, which may be expressed as a percentage of the aggregate principal amount, at which the senior debt securities will be issued;

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  the date or dates on which the principal of the senior debt securities will be payable;

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  the interest rate or rates, which may be fixed or variable, for the senior debt securities, if any, or the method of determining the same;

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  the date or dates from which interest, if any, on the senior debt securities will accrue, the date or dates on which interest, if any, will be payable, the date or dates on which payment of interest, if any, will commence and the regular record dates for the interest payment dates;

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  the extent to which any of the senior debt securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global senior debt security will be paid;

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  each office or agency where the senior debt securities may be presented for registration of transfer or exchange;

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  •
  the place or places where the principal of and any premium and interest on the senior debt securities will be payable;

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  the date or dates, if any, after which the senior debt securities may be redeemed or purchased in whole or in part, (1) at our option or (2) mandatorily pursuant to any sinking, purchase or similar fund or (3) at the option of the holder, and the redemption or repayment price or prices;

  •
  the terms, if any, upon which the senior debt securities may be convertible into or exchanged for any other kind of our securities or indebtedness and the terms and conditions upon which the conversion or exchange would be made, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

  •
  the authorized denomination or denominations for the senior debt securities;

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  the currency, currencies or units based on or related to currencies for which the senior debt securities may be purchased and the currency, currencies or currency units in which the principal of and any premium and interest on the senior debt securities may be payable;

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  any index used to determine the amount of payments of principal of and any premium and interest on the senior debt securities;

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  the payment of any additional amounts with respect to the senior debt securities;

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  whether any of the senior debt securities will be issued with original issue discount;

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  information with respect to book-entry procedures, if any;

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  any additional covenants or events of default not currently included in the indenture relating to the senior debt securities; and

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  any other terms of the senior debt securities not inconsistent with the provisions of the indenture.

        If any of the senior debt securities are sold for one or more foreign currencies or foreign currency units or if the principal of or any premium or interest on any series of senior debt securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to that issue of senior debt securities and those currencies or currency units will be described in the applicable prospectus supplement.

        A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

        Senior debt securities may be issued as original issue discount senior debt securities, which bear no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their stated principal amount due at the stated maturity of the senior debt securities. There may be no periodic payments of interest on original issue discount securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder of the original issue discount security upon acceleration will be determined in accordance with the prospectus supplement, the terms of the security and the indenture, but will be an amount less than the amount payable at the maturity of the principal of the original issue discount security.

        If the senior debt securities are issued with "original issue discount" within the meaning of the Internal Revenue Code of 1986, as amended, then a holder of those senior debt securities will be required under the Internal Revenue Code to include original issue discount in ordinary income for federal income tax purposes as it accrues, in accordance with a constant interest method that takes into account the compounding of interest, in advance of receipt of cash attributable to that income. Generally, the total amount of original issue discount on a senior debt security will be the excess of the stated redemption price at maturity of the security over the price at which the security is sold to the

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public. To the extent a holder of a senior debt security receives a payment (at the time of acceleration of maturity, for example) that represents payment of original issue discount already included by the holder in ordinary income or reflected in the holder's tax basis in the security, that holder generally will not be required to include the payment in income. The specific terms of any senior debt securities that are issued with original issue discount and the application of the original discount rules under the Internal Revenue Code to those securities will be described in a prospectus supplement for those securities.

Registration and Transfer

        Unless otherwise indicated in the applicable prospectus supplement, senior debt securities will be issued only as registered securities. Senior debt securities issued as registered securities will not have interest coupons.

        Registered securities (other than a global security) may be presented for transfer, with the form of transfer endorsed thereon duly executed, or exchanged for other senior debt securities of the same series at the office of the security registrar specified in the indenture. The indenture provides that, with respect to registered securities having The City of New York as a place of payment, we will appoint a security registrar or co-security registrar located in The City of New York for such transfer or exchange. Transfer or exchange will be made without service charge, but we may require payment of any taxes or other governmental charges.

Book-Entry Senior Debt Securities

        Senior debt securities of a series may be issued in whole or in part in the form of one or more global securities. Each global security will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or permanent form. Until exchanged in whole or in part for the individual securities which it represents, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor. The specific terms of the depositary arrangement for a series of senior debt securities will be described in the applicable prospectus supplement.

Payment and Paying Agents

        Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on registered securities will be made at the office of such paying agent or paying agents as we may designate from time to time. In addition, at our option, payment of any interest may be made by:

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  check mailed to the address of the person entitled to the payment at the address in the applicable security register; or

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  wire transfer to an account maintained by the person entitled to the payment as specified in the applicable security register.

        Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the senior debt security is registered at the close of business on the regular record date for the payment.

Consolidation, Merger or Sale of Assets

        The indenture relating to the senior debt securities provides that we may, without the consent of the holders of any of the senior debt securities outstanding under the indenture, consolidate with, merge into or transfer our assets substantially as an entirety to any person, provided that:

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  any successor assumes our obligations on the senior debt securities and under the indenture; and

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  •
  after giving effect to the consolidation, merger or transfer, no event of default (as defined in the indenture) will have happened and be continuing.

        Any consolidation, merger or transfer of assets substantially as an entirety, which meets the conditions described above, would not create an event of default which would entitle holders of the senior debt securities, or the trustee acting on their behalf, to take any of the actions described below under "—Events of Default, Waivers, Etc."

Leveraged and Other Transactions

        The indenture and the senior debt securities do not contain provisions which would protect holders of the senior debt securities in the event we engaged in a highly leveraged or other transaction which could adversely affect the holders of senior debt securities.

Modification of the Indenture

        The indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of each affected series, modifications and alterations of the indenture may be made which affect the rights of the holders of the senior debt securities. However, no modification or alteration may be made without the consent of the holder of each senior debt security affected which would, among other things,

  •
  modify the terms of payment of principal of or any premium or interest on the senior debt securities; or

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  reduce the percentage in principal amount of outstanding senior debt securities required to modify or alter the indenture.

Events of Default, Waivers, Etc.

        An "event of default" with respect to senior debt securities of any series is defined in the indenture to include:

  (1)
  default in the payment of principal of or any premium on any of the outstanding senior debt securities of that series when due;

  (2)
  default in the payment of interest on any of the outstanding senior debt securities of that series when due and continuance of such default for 30 days;

  (3)
  default in the performance of any of our other covenants in the indenture with respect to the senior debt securities of that series and continuance of such default for 60 days after written notice;

  (4)
  certain events of bankruptcy, insolvency or reorganization relating to us; and

  (5)
  any other event that may be specified in a prospectus supplement with respect to any series of senior debt securities.

        If an event of default with respect to any series of outstanding senior debt securities occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding senior debt securities of that series may declare the principal amount (or with respect to original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of all senior debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding senior debt securities of any series may waive an event of default resulting in acceleration of the senior debt securities, but only if all events of default with respect to senior debt securities of such series have been remedied and all payments due, other than those due as a result of acceleration, have been made.

        If an event of default occurs and is continuing, the trustee may, in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of any series and upon reasonable indemnity against the costs, expenses and liabilities to

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be incurred in compliance with such request and subject to certain other conditions set forth in the indenture will, proceed to protect the rights of the holders of all the senior debt securities of that series. Prior to acceleration of maturity of the outstanding senior debt securities of any series, the holders of a majority in aggregate principal amount of the senior debt securities may waive any past default under the indenture except a default in the payment of principal of or any premium or interest on the senior debt securities of that series.

        The indenture provides that upon the occurrence of an event of default specified in clauses (1) or (2) of the first paragraph in this subsection, we will, upon demand of the trustee, pay to it, for the benefit of the holders of any senior debt securities, the whole amount then due and payable on the affected senior debt securities for principal, premium, if any, and interest, if any. The indenture further provides that if we fail to pay such amount upon demand, the trustee may, among other things, institute a judicial proceeding for the collection of those amounts.

        The indenture also provides that notwithstanding any of its other provisions, the holder of any senior debt security of any series will have the right to institute suit for the enforcement of any payment of principal of or any premium or interest on the senior debt securities when due and that such right will not be impaired without the consent of that holder.

        We are required to file annually with the trustee a written statement of our officers as to the existence or non-existence of defaults under the indenture or the senior debt securities.

Satisfaction and Discharge

        The indenture provides, among other things, that when all senior debt securities not previously delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, we may deposit with the trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the senior debt securities not previously delivered to the trustee for cancellation. Those funds will include all principal, premium, if any, and interest, if any, to the date of the deposit or to the stated maturity, as applicable. Upon such deposit, the indenture will cease to be of further effect except as to our obligations to pay all other sums due under the indenture and to provide the officers' certificates and opinions of counsel required under the indenture. At such time we will be deemed to have satisfied and discharged the indenture.

Governing Law

        The indenture and the senior debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

        Information concerning the trustee for a series of senior debt securities will be set forth in the prospectus supplement relating to that series of senior debt securities.

        We may have normal banking relationships with the trustee in the ordinary course of business.

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DESCRIPTION OF
SUBORDINATED DEBT SECURITIES

General

        The following description applies to the subordinated debt securities offered by this prospectus. The subordinated debt securities will be unsecured, subordinated obligations of Black Hills. The subordinated debt securities may be issued in one or more series. The subordinated debt securities will be issued under an indenture between us and the trustee specified in the applicable prospectus supplement.

        The statements under this caption are brief summaries of the provisions contained in the indenture, do not claim to be complete and are qualified in their entirety by reference to the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Whenever defined terms are used but not defined in this prospectus, those terms have the meanings given to them in the indenture.

        The following describes the general terms and provisions of the subordinated debt securities to which any prospectus supplement may relate. The particular terms of any subordinated debt security and the extent, if any, to which these general provisions may apply to the subordinated debt securities will be described in the prospectus supplement relating to the subordinated debt securities.

        The indenture does not limit the aggregate principal amount of subordinated debt securities which may be issued under it. Rather, the indenture provides that subordinated debt securities of any series may be issued under it up to the aggregate principal amount which we may authorize from time to time. Subordinated debt securities may be denominated in any currency or currency unit we designate. Neither the indenture nor the subordinated debt securities will limit or otherwise restrict the amount of other debt which we may incur or the other securities which we may issue.

        Subordinated debt securities of a series may be issuable in the form of registered securities or global securities.

        You must review the prospectus supplement for a description of the following terms, where applicable, of each series of subordinated debt securities for which this prospectus is being delivered:

  •
  the title of the subordinated debt securities;

  •
  the limit, if any, on the aggregate principal amount or aggregate initial public offering price of the subordinated debt securities;

  •
  the priority of payment of the subordinated debt securities;

  •
  the price or prices, which may be expressed as a percentage of the aggregate principal amount, at which the subordinated debt securities will be issued;

  •
  the date or dates on which the principal of the subordinated debt securities will be payable;

  •
  the interest rate or rates, which may be fixed or variable, for the subordinated debt securities, if any, or the method of determining the same;

  •
  the date or dates from which interest, if any, on the subordinated debt securities will accrue, the date or dates on which interest, if any, will be payable, the date or dates on which payment of interest, if any, will commence and the regular record dates for the interest payment dates;

  •
  the extent to which any of the subordinated debt securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global subordinated debt security will be paid;

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  •
  the place or places where the principal of and any premium and interest on the subordinated debt securities will be payable;

  •
  each office or agency where the subordinated debt securities may be presented for registration of transfer or exchange;

  •
  the date or dates, if any, after which the subordinated debt securities may be redeemed or purchased in whole or in part, (1) at our option or (2) mandatorily pursuant to any sinking, purchase or similar fund or (3) at the option of the holder, and the redemption or repayment price or prices;

  •
  the terms, if any, upon which the subordinated debt securities may be convertible into or exchanged for any other kind of our securities or indebtedness and the terms and conditions upon which the conversion or exchange would be made, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

  •
  the authorized denomination or denominations for the subordinated debt securities;

  •
  the currency, currencies or units based on or related to currencies for which the subordinated debt securities may be purchased and the currency, currencies or currency units in which the principal of and any premium and interest on the subordinated debt securities may be payable;

  •
  any index used to determine the amount of payments of principal of and any premium and interest on the subordinated debt securities;

  •
  the payment of any additional amounts with respect to the subordinated debt securities

  •
  whether any of the subordinated debt securities will be issued with original issue discount;

  •
  information with respect to book-entry procedures, if any;

  •
  the terms of subordination;

  •
  any additional covenants or events of default not currently included in the indenture relating to the subordinated debt securities; and

  •
  any other terms of the subordinated debt securities not inconsistent with the provisions of the indenture.

        If any of the subordinated debt securities are sold for one or more foreign currencies or foreign currency units or if the principal of or any premium or interest on any series of subordinated debt securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to that issue of subordinated debt securities and those currencies or currency units will be described in the applicable prospectus supplement.

        A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

        Subordinated debt securities may be issued as original issue discount securities, to be sold at a substantial discount below their stated principal amount due at the stated maturity of the subordinated debt securities. There may be no periodic payments of interest on original issue discount securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder of the original issue discount security upon acceleration will be determined in accordance

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with the prospectus supplement, the terms of the security and the indenture, but will be an amount less than the amount payable at the maturity of the principal of the original issue discount security.

        If the subordinated debt securities are issued with "original issue discount" within the meaning of the Internal Revenue Code of 1986, as amended, then a holder of those subordinated debt securities will be required under the Internal Revenue Code to include original issue discount in ordinary income for federal income tax purposes as it accrues, in accordance with a constant interest method that takes into account the compounding of interest, in advance of receipt of cash attributable to that income. Generally, the total amount of original issue discount on a subordinated debt security will be the excess of the stated redemption price at maturity of the security over the price at which the security is sold to the public. To the extent a holder of a subordinated debt security receives a payment (at the time of acceleration of maturity, for example) that represents payment of original issue discount already included by the holder in ordinary income or reflected in the holder's tax basis in the security, that holder generally will not be required to include the payment in income. The specific terms of any subordinated debt securities that are issued with original issue discount and the application of the original discount rules under the Internal Revenue Code to those securities will be described in a prospectus supplement for those securities.

Registration and Transfer

        Unless otherwise indicated in the applicable prospectus supplement, subordinated debt securities will be issued only as registered securities. Subordinated debt securities issued as registered securities will not have interest coupons.

        Registered securities (other than a global security) may be presented for transfer, with the form of transfer endorsed thereon duly executed, or exchanged for other subordinated debt securities of the same series at the office of the security registrar specified in the indenture. The indenture provides that, with respect to registered securities having The City of New York as a place of payment, we will appoint a security registrar or co-security registrar located in The City of New York for such transfer or exchange. Transfer or exchange will be made without service charge, but we may require payment of any taxes or other governmental charges.

Book-Entry Subordinated Debt Securities

        Subordinated debt securities of a series may be issued in whole or in part in the form of one or more global securities. Each global security will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or permanent form. Until exchanged in whole or in part for the individual securities which it represents, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor. The specific terms of the depositary arrangement for a series of subordinated debt securities will be described in the applicable prospectus supplement.

Payment and Paying Agents

        Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on registered securities will be made at the office of such paying agent or paying agents as we may designate from time to time. In addition, at our option, payment of any interest may be made by:

  •
  check mailed to the address of the person entitled to the payment at the address in the applicable security register; or

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  •
  wire transfer to an account maintained by the person entitled to the payment as specified in the applicable security register.

        Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the subordinated debt security is registered at the close of business on the regular record date for the payment.

Subordination

        The subordinated debt securities will be subordinated and junior in right of payment to some of our other indebtedness (which may include senior indebtedness for money borrowed) to the extent described in the applicable prospectus supplement. At June 30, 2009, we had an aggregate amount of approximately $1.0 billion of indebtedness that would be senior to any subordinated debt securities that we may issue.

Consolidation, Merger or Sale of Assets

        The indenture relating to the subordinated debt securities provides that we may, without the consent of the holders of any of the subordinated debt securities outstanding under the indenture, consolidate with, merge into or transfer our assets substantially as an entirety to any person, provided that:

  •
  any successor assumes our obligations on the subordinated debt securities and under the indenture; and

  •
  after giving effect to the consolidation, merger or transfer, no event of default (as defined in the indenture) will have happened and be continuing.

        Any consolidation, merger or transfer of assets substantially as an entirety, which meets the conditions described above, would not create an event of default which would entitle holders of the subordinated debt securities, or the trustee acting on their behalf, to take any of the actions described below under "—Events of Default, Waivers, Etc."

Leveraged and Other Transactions

        The indenture and the subordinated debt securities do not contain provisions which would protect holders of the subordinated debt securities in the event we engaged in a highly leveraged or other transaction which could adversely affect the holders of subordinated debt securities.

Modification of the Indenture

        The indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding subordinated debt securities of each affected series, modifications and alterations of the indenture may be made which affect the rights of the holders of the subordinated debt securities. However, no modification or alteration may be made without the consent of the holder of each subordinated debt security affected which would, among other things,

  •
  modify the terms of payment of principal of or any premium or interest on the subordinated debt securities;

  •
  adversely modify the subordination terms of the subordinated debt securities; or

  •
  reduce the percentage in principal amount of outstanding subordinated debt securities required to modify or alter the indenture.

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Events of Default, Waivers, Etc.

        An "event of default" with respect to subordinated debt securities of any series is defined in the indenture to include:

  (1)
  default in the payment of principal of or any premium on any of the outstanding subordinated debt securities of that series when due;

  (2)
  default in the payment of interest on any of the outstanding subordinated debt securities of that series when due and continuance of such default for 30 days;

  (3)
  default in the performance of any of our other covenants in the indenture with respect to the subordinated debt securities of that series and continuance of such default for 60 days after written notice;

  (4)
  certain events of bankruptcy, insolvency or reorganization relating to us; and

  (5)
  any other event that may be specified in a prospectus supplement with respect to any series of subordinated debt securities.

        If an event of default with respect to any series of outstanding subordinated debt securities occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding subordinated debt securities of that series may declare the principal amount (or with respect to original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of all subordinated debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of any series may waive an event of default resulting in acceleration of the subordinated debt securities, but only if all events of default with respect to subordinated debt securities of such series have been remedied and all payments due, other than those due as a result of acceleration, have been made.

        If an event of default occurs and is continuing, the trustee may, in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the outstanding subordinated debt securities of any series and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the indenture will, proceed to protect the rights of the holders of all the subordinated debt securities of that series. Prior to acceleration of maturity of the outstanding subordinated debt securities of any series, the holders of a majority in aggregate principal amount of the subordinated debt securities may waive any past default under the indenture except a default in the payment of principal of or any premium or interest on the subordinated debt securities of that series.

        The indenture provides that upon the occurrence of an event of default specified in clauses (1) or (2) of the first paragraph in this subsection, we will, upon demand of the trustee, pay to it, for the benefit of the holders of any subordinated debt securities, the whole amount then due and payable on the affected subordinated debt securities for principal, premium, if any, and interest, if any. The indenture further provides that if we fail to pay such amount upon demand, the trustee may, among other things, institute a judicial proceeding for the collection of those amounts.

        The indenture also provides that notwithstanding any of its other provisions, the holder of any subordinated debt security of any series will have the right to institute suit for the enforcement of any payment of principal of or any premium or interest on the subordinated debt securities when due and that such right will not be impaired without the consent of that holder.

        We are required to file annually with the trustee a written statement of our officers as to the existence or non-existence of defaults under the indenture or the subordinated debt securities.

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Satisfaction and Discharge

        The indenture provides, among other things, that when all subordinated debt securities not previously delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, we may deposit with the trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the subordinated debt securities not previously delivered to the trustee for cancellation. Those funds will include all principal, premium, if any, and interest, if any, to the date of the deposit or to the stated maturity, as applicable. Upon such deposit, the indenture will cease to be of further effect except as to our obligations to pay all other sums due under the indenture and to provide the officers' certificates and opinions of counsel required under the indenture. At such time we will be deemed to have satisfied and discharged the indenture.

Governing Law

        The indenture and the subordinated debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

        Information concerning the trustee for a series of subordinated debt securities will be set forth in the prospectus supplement relating to that series of subordinated debt securities.

        We may have normal banking relationships with the trustee in the ordinary course of business.

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DESCRIPTION OF
CAPITAL STOCK

General

        Our authorized capital stock consists of 100,000,000 shares of common stock, par value $1.00 per share, and 25,000,000 shares of preferred stock, without par value. As of July 31, 2009, 38,842,133 shares of common stock and no shares of preferred stock were outstanding.

Common Stock

        The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders may use cumulative voting for the election of directors. Subject to preferences that may be applicable to any outstanding series of preferred stock, holders of our common stock are entitled to receive equally dividends as they may be declared by our board of directors out of funds legally available for the payment of dividends. In the event of our liquidation or dissolution, holders of our common stock are entitled to share equally in all assets remaining after payment of liabilities and the liquidation preference of any outstanding series of preferred stock.

        Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. All of the outstanding shares of our common stock are, and the shares of common stock we sell in any offering will be, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

        Our board of directors has the authority, without further action by our shareholders, to issue shares of undesignated preferred stock from time to time in one or more series and to fix the related number of shares and the designations, voting powers, preferences, optional and other special rights, and restrictions or qualifications of that preferred stock. The particular terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The rights, preferences, privileges and restrictions or qualifications of different series of preferred stock may differ from common stock and other series of preferred stock with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of additional series of preferred stock could:

  •
  decrease the amount of earnings and assets available for distribution to holders of common stock;

  •
  adversely affect the rights and powers, including voting rights, of holders of common stock; and

  •
  have the effect of delaying, deferring or preventing a change in control.

Depositary Shares

        We may issue fractional shares of preferred stock rather than full shares of preferred stock. If we exercise this option, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the prospectus supplement relating to such depositary shares) of a share of a particular series of preferred stock.

        The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to

18

all of the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

        The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. We will describe the material terms of the deposit agreement, the depositary shares and the depositary receipts in a prospectus supplement relating to the depositary shares. You should also refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

Anti-Takeover Effects of South Dakota Law and Provisions of Our Charter and Bylaws

        South Dakota law and our articles of incorporation and bylaws contain certain provisions that may be characterized as anti-takeover provisions. These provisions may make it more difficult to acquire control of us or remove our management.

  Control Share Acquisitions

        The control share acquisition provisions of the South Dakota Domestic Public Corporation Takeover Act provide generally that the shares of a publicly held South Dakota corporation acquired by a person that exceed the thresholds of voting power described below will have the same voting rights as other shares of the same class or series only if approved by:

  •
  the affirmative vote of the majority of all outstanding shares entitled to vote, including all shares held by the acquiring person; and

  •
  the affirmative vote of the majority of all outstanding shares entitled to vote, excluding all interested shares.

Each time an acquiring person reaches a threshold, an election must be held as described above before the acquiring person will have any voting rights with respect to shares in excess of such threshold. The thresholds which require shareholder approval before voting powers are obtained with respect to shares acquired in excess of such thresholds are 20%, 33 1/3% and 50%, respectively. We have elected in our articles of incorporation not to be subject to these provisions of South Dakota law.

  Business Combinations

        We are subject to the provisions of Section 47-33-17 of the South Dakota Domestic Public Corporation Takeover Act. In general, Section 47-33-17 prohibits a publicly held South Dakota corporation from engaging in a "business combination" with an "interested shareholder", unless the business combination or the transaction in which the person became an interested shareholder is approved in a prescribed manner. Unless the interested shareholder has been an interested shareholder for at least four years, a business combination with the interested shareholder must be approved by the board of directors of the corporation prior to the date of the interested shareholder's acquisition of the corporation's voting stock, by the affirmative vote of all of the holders of all of the outstanding voting shares, or, under some circumstances, by the affirmative vote of the holders of a majority of the outstanding voting shares exclusive of those shares beneficially owned by the interested shareholder or any of its affiliates or associates. After the four year period has elapsed, the business combination must still be approved, if not previously approved in the manner prescribed, by the affirmative vote of the holders of a majority of the outstanding voting shares exclusive, in some instances, of those shares beneficially owned by the interested shareholder or any of its affiliates or associates. Generally, an "interested shareholder" is a person who, together with affiliates and associates, beneficially owns, directly or indirectly, 10% or more of the corporation's voting stock. A "business combination" includes

19

a merger, a transfer of 10% or more of the corporation's assets, the issuance or transfer of stock equal to 5% or more of the aggregate market value of all of the corporation's outstanding shares, the adoption of a plan of liquidation or dissolution, or other transaction resulting in a financial benefit to the interested shareholder. The provisions of Section 47-33-17 of the South Dakota Domestic Public Corporation Takeover Act may delay, defer or prevent a change in control of us without the shareholders taking further action.

        The South Dakota Domestic Public Corporation Takeover Act further provides that our board, in determining whether to approve a merger or other change of control, may take into account both the long-term as well as short-term interests of us and our shareholders, the effect on our employees, customers, creditors and suppliers, the effect upon the community in which we operate and the effect on the economy of the state and nation. This provision may permit our board to vote against some proposals that, in the absence of this provision, it would otherwise have a fiduciary duty to approve.

  Fair Price Provision

        Our articles of incorporation require the affirmative vote of the holders of 80% or more of the outstanding shares of our voting stock to approve any "business transaction" with any "related person" or any "business transaction" in which a "related person" has an interest. However, if a majority of the members of our board who are not affiliated with the related party approve the business transaction, or if the cash or fair market value of any consideration received by our shareholders pursuant to a business transaction meets certain enumerated requirements, then the 80% voting requirement will not be applicable. Generally, our articles of incorporation define a "business transaction" to include a merger, asset or stock sale. Our articles of incorporation generally define a "related person" as any person or entity that, together with its affiliates and associates, beneficially owns 10% or more of our outstanding voting stock. The likely effect of this provision is to delay, defer or prevent a change in control.

  Board Composition

        Our articles of incorporation and bylaws provide for a staggered board of directors divided into three classes, with the term of office of one class expiring each year. Our articles of incorporation and bylaws also provide that our directors may be removed only for cause and by the affirmative vote of the majority of the remaining members of the board of directors. The likely effect of our staggered board of directors and the limitation on the removal of directors is an increase in the time required for the shareholders to change the composition of our board of directors.

  Authorized but Unissued Shares

        The authorized but unissued shares of our common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could also render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        Our board of directors has no present intention to issue any new series of preferred stock; however, our board has the authority, without further shareholder approval, to issue one or more series of preferred stock that could, depending on the terms of the series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although our board of directors is required to make any determination to issue such stock based on its judgment as to the best interest of our shareholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best

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interests or in which shareholders might receive a premium for their stock over the then market price of such stock. Our board of directors does not intend to seek shareholder approval prior to any issuance of stock, unless otherwise required by law or the rules of the stock exchange on which our common stock is listed.

  Shareholder Action by Written Consent Must Be Unanimous

        South Dakota law provides that any action which may be taken at a meeting of shareholders may be taken without a meeting if a written consent, setting forth the action taken, is signed by all of the shareholders entitled to vote with respect to the action taken. This provision prevents holders of less than all of our common stock from unilaterally using the written consent procedure to take shareholder action.

  Advance Notice

        Our bylaws provide that proposals and director nominations made by a shareholder to be voted upon at any annual meeting or special meeting of shareholders may be taken only if such proposal or director nomination is "properly brought" before such meeting. In order for any matter to be considered "properly brought" before an annual meeting or a special meeting, a shareholder must comply with certain requirements regarding advance notice to the company. The advance notice provisions could have the effect of delaying until the next shareholders meeting shareholder actions which are favored by the holders of a majority of our outstanding voting securities.

Transfer Agent

        The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services. Its address is P.O. Box 64856, St. Paul, Minnesota 55164-0856, and its telephone number for shareholder services is (800) 468-9716.

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DESCRIPTION OF
WARRANTS

Offered Warrants

        We may issue warrants that are debt warrants or equity warrants. We may offer warrants separately or together with one or more additional warrants or debt or equity securities or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants' expiration date.

  Debt Warrants

        We may issue, together with debt securities or separately, warrants for the purchase of debt securities on terms to be determined at the time of sale.

  Equity Warrants

        We may also issue, together with equity securities or separately, warrants to purchase, including warrant spreads, shares of our common or preferred stock on terms to be determined at the time of sale.

General Terms of Warrants

        The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants and warrant spreads:

  •
  the specific designation and aggregate number of, and the price at which we will issue, the warrants;

  •
  the currency with which the warrants may be purchased;

  •
  the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

  •
  whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security included in that unit;

  •
  any applicable material United States federal income tax consequences;

  •
  the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, determination agents or other agents;

  •
  the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  information with respect to book-entry procedures, if any;

  •
  the terms of the securities issuable upon exercise of the warrants;

  •
  the antidilution provisions of the warrants, if any;

  •
  any redemption or call provisions;

  •
  the exercise price and procedures for exercise of the warrants;

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  •
  the terms of any warrant spread and the market price of our common stock which will trigger our obligation to issue shares of our common stock in settlement of a warrant spread;

  •
  whether the warrants are to be sold separately or with other securities as part of units; and

  •
  any other terms of the warrants.

Significant Provisions of the Warrant Agreements

        We will issue the warrants under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent, in one or more series, which will be described in the prospectus supplement for the warrants. The following summaries of significant provisions of the warrant agreements and the warrants are not intended to be comprehensive, and holders of warrants should review the detailed description of the relevant warrant agreement included in any prospectus supplement.

  Modifications Without Consent of Warrantholders

        We and the warrant agent may amend the terms of the warrants and the warrant certificates without the consent of the holders to:

  •
  cure any ambiguity;

  •
  cure, correct or supplement any defective or inconsistent provision; or

  •
  amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

  Enforceability of Rights of Warrantholders

        The warrant agents will act solely as our agents in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. Any holder of warrant certificates and any beneficial owner of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise the warrants evidenced by the warrant certificates in the manner provided for in that series of warrants or pursuant to the applicable warrant agreement. No holder of any warrant certificate or beneficial owner of any warrants will be entitled to any of the rights of a holder of the debt securities or any other warrant property, if any, purchasable upon exercise of the warrants, including, without limitation, the right to receive the payments on those debt securities or other warrant property or to enforce any of the covenants or rights in the relevant indenture or any other similar agreement.

  Registration and Transfer of Warrants

        Subject to the terms of the applicable warrant agreement, warrants in registered, definitive form may be presented for exchange and for registration of transfer at the corporate trust office of the warrant agent for that series of warrants, or at any other office indicated in the prospectus supplement relating to that series of warrants, without service charge. However, the holder will be required to pay any taxes and other governmental charges as described in the warrant agreement. The transfer or exchange will be effected only if the warrant agent for the series of warrants is satisfied with the documents of title and identity of the person making the request.

  New York Law to Govern

        The warrants and each warrant agreement will be governed by, and construed in accordance with, the laws of the State of New York.

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DESCRIPTION OF
PURCHASE CONTRACTS

        We may issue purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of debt securities or a specified number of shares of common stock or preferred stock or any of the other securities that we may sell under this prospectus (or a range of principal amount or number of shares pursuant to a predetermined formula) at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders' obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner and in some circumstances we may deliver newly issued prepaid purchase contracts, often referred to as "prepaid securities," upon release to a holder of any collateral securing such holder's obligations under the original purchase contract.

        The applicable prospectus supplement will describe the terms of any purchase contracts or purchase units and, if applicable, such other securities or obligations. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements, relating to the purchase contracts.

DESCRIPTION OF
UNITS

        We may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

  •
  the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and/or common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

  •
  a description of the terms of any unit agreement governing the units; and

  •
  a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

        From time to time, we may sell the securities offered by this prospectus:

  •
  through underwriters or dealers;

  •
  through agents;

  •
  directly to purchasers; or

  •
  through a combination of any of these methods of sale.

This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement. Any underwriter, dealer or agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933.

The applicable prospectus supplement relating to the securities will set forth:

  •
  their offering terms, including the name or names of any underwriters, dealers or agents;

  •
  the purchase price of the securities and the net proceeds we may receive from the sale;

24

  •
  any underwriting discounts, fees, commissions and other items constituting compensation to underwriters, dealers or agents;

  •
  any initial public offering price;

  •
  any discounts, commissions or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

  •
  any securities exchanges on which the securities may be listed.

        If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions,

  •
  at a fixed price or prices which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters or dealers to purchase the offered securities will be subject to certain conditions precedent, and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

        Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

        Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments which they may be required to make. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

        Each class or series of securities will be a new issue of securities with no established trading market, other than our common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but are not obligated to do so. Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

25

 LEGAL OPINIONS

        The validity of the securities offered by this prospectus will be passed upon for Black Hills Corporation by Steven J. Helmers, Senior Vice President-General Counsel of Black Hills, with respect to matters governed by South Dakota law, and by Conner & Winters, LLP, Tulsa, Oklahoma, special counsel to Black Hills, with respect to matters governed by New York law. Certain legal matters will be passed upon for Black Hills by Conner & Winters, LLP, Tulsa, Oklahoma, and for the underwriters, dealers, or agents, if any, by their own legal counsel. Mr. Helmers owns, directly or indirectly, 34,077 shares of our common stock, and holds options to purchase an additional 19,110 shares.

EXPERTS

        The financial statements and the related financial statement schedule, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K, and the effectiveness of Black Hills Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The combined balance sheets as of December 31, 2007, and 2006, of the Aquila, Inc. Utilities to be Acquired by Black Hills and the related statements of income, changes in parent company investment, and cash flows for the years then ended, included in our Current Report on Form 8-K dated September 29, 2008, have been incorporated in the registration statement by reference, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and in reliance upon the authority of said firm as experts in accounting and auditing. The audit report refers to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, Accounting for Income Taxes, and FASB Staff Position (FSP) AUG AIR-1, Accounting for Planned Major Maintenance Activities.

        We have derived the estimates of proved oil and natural gas reserves and related future net revenues and the present value thereof as of December 31, 2008 and 2007 included in our Annual Report on Form 10-K for the year ended December 31, 2008 and incorporated by reference in this prospectus from the reserve report of Cawley, Gillespie & Associates, Inc., independent petroleum engineers, given on the authority of Cawley, Gillespie & Associates, Inc. as experts in such matters.

        We have derived the estimates of proved oil and natural gas reserves and related future net revenues and the present value thereof as of December 31, 2006 included in our Annual Report on Form 10-K for the year ended December 31, 2008 and incorporated by reference in this prospectus from the reserve report of Ralph E. Davis Associates, Inc., independent petroleum engineers, given on the authority of Ralph E. Davis Associates, Inc. as experts in such matters.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement) that we have filed with the SEC under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus does not contain all the information which is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the securities offered by this prospectus. Statements contained in this prospectus concerning the provisions of documents are not necessarily complete, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

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        We also file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement and the reports and other information we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website which provides online access to reports, proxy and information statements and other information regarding companies that file electronically with the SEC at the address http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means we can disclose important business and financial information about us to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus and any prospectus supplement. Information that we file later with the SEC will also automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below that we previously filed with the SEC (SEC File No. 1-31303) and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than any portions of such filings that are furnished rather than filed under applicable SEC rules) until the termination of the offering made under this prospectus:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

  •
  The information included under Items 5.03 and 8.01 of our Current Report on Form 8-K filed on February 3, 2009, our Current Report on Form 8-K/A filed on September 29, 2008, and our Current Reports on Form 8-K filed on May 14, 2009, May 28, 2009, October 20, 2009 and October 22, 2009; and

  •
  The description of our common stock contained in our registration statement on Form 8-A, dated April 19, 2002, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description.

        These filings have not been included in or delivered with this prospectus. We will provide to each person, including any beneficial owner to whom this prospectus is delivered, a copy of any or all information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may obtain a copy of these filings, at no cost, from our Internet website (www.blackhillscorp.com) or by writing or telephoning us at the following address:

  Black Hills Corporation
  625 Ninth Street
  Rapid City, South Dakota 57701
  Attention: Investor Relations
  (605) 721-1700

27

PROSPECTUS

        BLACK HILLS POWER, INC.
First Mortgage Bonds

        Black Hills Power, Inc. may from time to time offer to sell first mortgage bonds. We sometimes refer to the first mortgage bonds as the "bonds." Each time we sell bonds pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the bonds offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our bonds.

        There are significant risks associated with an investment in our bonds. You should read carefully the risks described under the caption "Risk Factors" beginning at page 5 of this prospectus and the risks we describe in the accompanying prospectus supplement for a better understanding of the risks and uncertainties that investors in our bonds should consider.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these bonds or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell bonds unless accompanied by a prospectus supplement.

The date of this prospectus is October 22, 2009.

        You should rely only on the information contained in this prospectus or any prospectus supplement to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these bonds. The information in this prospectus or any prospectus supplement may only be accurate on the date of those documents.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the bonds described in this prospectus in one or more offerings. For further information about our business and the bonds, you should refer to the registration statement and its exhibits. The exhibits to the registration statement contain the full text of the contracts and other important documents summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the bonds that we may offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

        This prospectus provides you with only a general description of the bonds we may offer. Each time we offer to sell bonds, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information." Unless the context otherwise requires, references in this prospectus to "Black Hills Power," the "Company," "we," "us" and "our" generally refer to Black Hills Power, Inc.

2

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and any accompanying prospectus supplement may contain "forward-looking statements" within the meaning of the Federal securities laws. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus and any accompanying prospectus supplement that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the following:

  •
  Our ability to obtain adequate cost recovery for our retail utility operations through regulatory proceedings and receive favorable rulings in the periodic applications to recover costs for fuel and purchased power; and our ability to add power generation assets into our regulatory rate base;

  •
  Our ability to access the bank loan and debt capital markets on reasonable terms, if at all, which is dependent in part on our ability to maintain our financial condition and credit ratings;

  •
  Our ability to obtain from utility commissions any requisite determination of prudency to support resource planning and development programs we propose to implement;

  •
  The timing and extent of scheduled and unscheduled outages of power generation facilities;

  •
  The possibility that we may be required to take impairment charges to reduce the carrying value of some of our long-lived assets when indicators of impairment emerge;

  •
  Changes in business and financial reporting practices arising from the enactment of the Energy Policy Act of 2005 ("EPA 2005") and subsequent rules and regulations promulgated thereunder;

  •
  Our ability to remedy any significant deficiencies or material weaknesses that may be identified in the review of our internal controls;

  •
  The timing, volatility and extent of changes in energy and commodity prices, supply or volume, the cost and availability of transportation of commodities, changes in interest or foreign exchange rates, and the demand for our services, any of which can affect our earnings, our financial liquidity and the underlying value of our assets;

  •
  Our ability to effectively use derivative financial instruments to hedge commodity risks;

  •
  Our ability to minimize losses related to defaults on amounts due from customers and counterparties, including counterparties to trading and other commercial transactions;

  •
  Our ability to comply, or to make expenditures required to comply, with changes in laws and regulations, particularly those relating to taxation, safety and protection of the environment and to recover those expenditures in our customer rates, where applicable;

  •
  Federal and state laws concerning climate change and air emissions, including emission reduction mandates and renewable energy portfolio standards, which may materially increase our generation and production costs and could render some of our generating units uneconomical to operate and maintain;

  •
  Weather and other natural phenomena;

3

  •
  Industry and market changes, including the impact of consolidations and changes in competition;

  •
  The effect of accounting policies issued periodically by accounting standard-setting bodies;

  •
  The cost and effects on our business, including insurance, resulting from terrorist actions or responses to such actions or events;

  •
  The outcome of any ongoing or future litigation or similar disputes and the impact on any such outcome or related settlements;

  •
  Price risk due to marketable securities held as investments in benefit plans;

  •
  General economic and political conditions, including tax rates or policies and inflation rates; and

  •
  Risk factors discussed elsewhere in this prospectus and in any accompanying prospectus supplement.

        New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

4

RISK FACTORS

        Before you invest in the bonds, you should be aware that there are various risks including those described below. You should carefully consider these risks together with all of the other information included in this document and the documents to which we have referred you. See "Where You Can Find More Information."

        We may not raise our retail rates without prior approval of the South Dakota Public Utilities Commission (the "SDPUC"), the Wyoming Public Service Commission (the "WPSC") or the Montana Public Service Commission (the "MTPSC"). These regulatory commissions may refuse to approve some or all of the utility rate increases we have requested or may request in the future, or may determine that amounts passed through to customers were not prudently incurred and are, therefore, not recoverable.

        Our regulated electricity operations are subject to cost-of-service regulation and earnings oversight. This regulatory treatment does not provide any assurance as to achievement of desired earnings levels. Our rates are regulated on a state-by-state basis by the relevant state regulatory authorities based on an analysis of our costs, as reviewed and approved in a regulatory proceeding. The rates that we are allowed to charge may or may not match our related costs and allowed return on invested capital at any given time. While rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital, there can be no assurance that the state public utility commissions will judge all of our costs, including our borrowing and debt service costs, to have been prudently incurred or that the regulatory process in which rates are determined will always result in rates that will produce a full recovery of our costs and the return on invested capital allowed by the applicable state public utility commission.

        To some degree, we are permitted to recover certain costs (such as increased fuel, purchased power costs and transmission, as applicable) without having to file a rate case. To the extent we pass through such costs to ratepayers and a state public utility commission subsequently determines that such costs should not have been paid by ratepayers, we may be required to refund such costs to ratepayers. Any such costs not recovered through rates, or any such refund, could negatively affect our revenues, cash flows and results of operations.

        The recent global financial crisis has made the credit markets less accessible and created a shortage of available credit. We may, therefore, be unable to obtain the financing needed to refinance debt, fund planned capital expenditures or otherwise execute our operating strategy.

        Our ability to execute our operating strategy is highly dependent upon our access to capital. Historically, we have addressed our liquidity needs (including funds required to make scheduled principal and interest payments, refinance debt and fund working capital and planned capital expenditures) with operating cash flow and proceeds of debt offerings. Our ability and the ability of our parent, Black Hills Corporation, to access the capital markets and the costs and terms of available financing depend on many factors, including changes in our credit ratings, changes in the federal or state regulatory environment affecting energy companies, volatility in commodity or electricity prices and general economic and market conditions.

        Recent financial distress within the global economy has caused significant disruption in the credit markets. Among other things, long-term interest rates on debt securities have increased significantly and the volume of debt security issuances has decreased. Recent actions taken by the United States government, the Federal Reserve and other governmental and regulatory bodies may be insufficient to stabilize these markets. The longer such conditions persist, the more significant the implications become for us, including the possibility that adequate capital may not be available (or available on reasonable commercial terms) for us to refinance indebtedness. Among other things, alternatives could include deferring portions of our planned capital expenditure program or selling assets. The failure to

5

consummate refinancings, and any actions taken in lieu of such refinancings, could have a material adverse effect on our results of operations, cash flows and financial condition.

        The recent global financial crisis has also increased our counterparty credit risk.

        As a consequence of the prolonged recession, the creditworthiness of many of our contractual counterparties has deteriorated. As the creditworthiness of our counterparties deteriorates, we face increased exposure to counterparty credit default.

        We have established guidelines, controls and limits to manage and mitigate credit risk. For our large commercial and industrial customers, we seek to mitigate our credit risk by conducting a majority of our business with investment grade companies, setting tenor and credit limits commensurate with counterparty financial strength, obtaining netting agreements and securing our credit exposure with less creditworthy counterparties through parent company guarantees, prepayments, letters of credit and other security agreements. Although we aggressively monitor and evaluate changes in our counterparties' credit status and adjust the credit limits based upon changes in the customer's creditworthiness, our credit guidelines, controls and limits may not protect us from increasing counterparty credit risk under today's stressed financial conditions. To the extent the financial crisis causes our credit exposure to contractual counterparties to increase materially, such increased exposure could have a material adverse effect on our results of operations, cash flows and financial condition.

        National and regional economic conditions may cause increased late payments and uncollectible accounts, which would reduce earnings and cash flows.

        A prolonged recession may lead to an increase in late payments from retail and commercial utility customers. If late payments and uncollectible accounts increase, earnings and cash flows from our continuing operations may be reduced.

        Our credit ratings could be lowered below investment grade in the future. If this were to occur, our access to capital and our cost of capital and other costs would be negatively affected.

        Our credit rating on our currently outstanding First Mortgage Bonds is "A3" by Moody's, "BBB" by S&P and "A-" by Fitch. Any reduction in our ratings by Moody's, S&P or Fitch could adversely affect our ability to refinance or repay our existing debt and to complete new financings.

        Construction, expansion, refurbishment and operation of power generating and transmission facilities involve significant risks which could lead to lost revenues or increased expenses.

        The construction, expansion, refurbishment and operation of power generating and transmission facilities involve many risks, including:

  •
  The inability to obtain required governmental permits and approvals;

  •
  Contract restrictions upon the timing of scheduled outages;

  •
  Cost of supplying or securing replacement power during scheduled and unscheduled outages;

  •
  The unavailability or increased cost of equipment and labor supply;

  •
  Supply interruptions, work stoppages and labor disputes;

  •
  Capital and operating costs to comply with increasing stringent environmental laws and regulations;

  •
  Opposition by members of public or special-interest groups;

  •
  Weather interferences;

  •
  Unexpected engineering, environmental and geological problems; and

6

  •
  Unanticipated cost overruns.

        The ongoing operation of our facilities involves all of the risks described above, in addition to risks relating to the breakdown or failure of equipment or processes and performance below expected levels of output or efficiency. New plants may employ recently developed and technologically complex equipment, especially in the case of newer environmental emission control technology. Any of these risks could cause us to operate below expected capacity levels, which in turn could reduce revenues, increase expenses, or cause us to incur higher maintenance costs and penalties. While we maintain insurance, obtain warranties from vendors and obligate contractors to meet certain performance levels, the proceeds of such insurance and our rights under warranties or performance guarantees may not be timely or adequate to cover lost revenues, increased expenses or liquidated damage payments.

        Because prices in the wholesale power markets are volatile, our revenues and expenses may fluctuate.

        A portion of the variability of our net income in recent years has been attributable to wholesale electricity sales. The related power prices are influenced by many factors outside our control, including among other things, fuel prices, transmission constraints, supply and demand, weather, general economic conditions and the rules, regulations and actions of the system operators in those markets.

        Moreover, unlike most other commodities, electricity cannot be stored and therefore must be produced concurrently with its use. As a result, wholesale power markets are subject to significant, unpredictable price fluctuations over relatively short periods of time.

        Our operating results can be adversely affected by milder weather.

        Our utility business is a seasonal business and weather patterns can have a material impact on our operating performance. Demand for electricity is typically greater in the summer and winter months associated with cooling and heating. Accordingly, our utility operations have historically generated less revenues and income when weather conditions are cooler in the summer and warmer in the winter. Unusually mild summers and winters therefore could have an adverse effect on our financial condition and results of operations.

        Our business is subject to substantial governmental regulation and permitting requirements as well as environmental liabilities, including those we assumed in connection with certain acquisitions. We may be adversely affected if we fail to achieve or maintain compliance with existing or future regulations or requirements, or the potentially high cost of complying with such requirements or addressing environmental liabilities.

        Our business is subject to extensive energy, environmental and other laws and regulations of federal, state and local authorities. We generally must obtain and comply with a variety of licenses, permits and other approvals in order to operate, which could require significant capital expenditures and operating costs. If we fail to comply with these requirements, we could be subject to civil or criminal liability and the imposition of liens or fines; claims for property damage or personal injury; or environmental clean-up costs. In addition, existing regulations may be revised or reinterpreted, new laws and regulations may be adopted or become applicable to us or our facilities, which could require additional unexpected expenditures and have a detrimental effect on our business.

        We strive to comply with all applicable environmental laws and regulations. Future steps to bring our facilities into compliance, if necessary, could be expensive, and could adversely affect our results of operations and financial condition. We expect our environmental compliance expenditures to be substantial in the future due to the continuing trends toward stricter standards, greater regulation, more extensive permitting requirements and an increase in the number of assets we operate.

        Federal and state laws concerning climate change and air emissions, including emission reduction mandates and renewable energy portfolio standards, may materially increase our generation and

7

production costs and could render some of our generating units uneconomical to operate and maintain.

        We own and operate regulated fossil-fuel generating plants in South Dakota and Wyoming. We are constructing another fossil-fuel generating plant in Wyoming. Air emissions of fossil-fuel generating plants are subject to federal, state and tribal regulation. Recent developments under federal and state laws and regulation governing air emissions from fossil-fuel generating plants will likely result in more stringent emission limitations.

        On April 2, 2007, the U.S. Supreme Court issued a decision in the case of Massachusetts v. U.S. Environmental Protection Agency, holding that CO2 and other greenhouse gas ("GHG") emissions are pollutants subject to regulation under the motor vehicle provisions of the Clean Air Act. The case was remanded to the U.S. Environmental Protection Agency (the "EPA") for further rulemaking to determine whether GHG emissions may reasonably be anticipated to endanger public health or welfare, or alternatively, to explain why GHG emissions should not be regulated. On April 17, 2008, the EPA issued its proposed endangerment finding under Section 202 of the Clean Air Act. Although this proposal does not specifically address stationary sources, such as power generation plants, the general endangerment finding relative to GHGs could support such a proposal by the EPA for stationary sources. On March 10, 2009, the EPA released proposed rules regarding a mandatory GHG reporting regimen, the purpose of which would be to collect data to inform future policy and regulatory decisions. Finally, federal legislation is currently under consideration in the U.S. Congress, including H.R. 2454, "the American Clean Energy and Security Act of 2009," which was approved by the U.S. House of Representatives on June 26, 2009. This legislation would affect electric generation and electric and natural gas distribution companies. H.R. 2454 would establish mandatory GHG reduction targets, utilizing a Federal emissions cap-and-trade program. H.R.2454 also proposes a national renewable electricity standard, which would implement a phased process ultimately mandating that 20% of electricity sold by retail suppliers be met by energy efficiency improvements and renewable energy resources by 2020. The Senate is expected to consider its own version of the legislation later in 2009 or in 2010.

        In addition, the EPA announced on September 30, 2009 a proposed rule that, among other things, would establish lower emissions thresholds for certain permit programs administered under the Clean Air Act, and would require power plants and certain other facilities emitting more than 25,000 tons of greenhouse gases per year to obtain (or renew, in the ordinary course) operating permits incorporating new, and possibly more stringent, emissions control practices and technologies, such as Best Available Control Technology or New Source Performance Standards, for new and existing facilities making major modifications to their operations.

        Due to the uncertainty as to the final outcome of federal climate change legislation, or regulatory changes under the Clean Air Act, we cannot definitively estimate the effect of GHG regulation on our results of operations, cash flows or financial position. The impact of GHG legislation or regulation upon our company will depend upon many factors, including but not limited to the timing of implementation, the GHG sources that are regulated, the overall GHG emissions cap level, and the availability of technologies to control or reduce GHG emissions. If a "cap and trade" structure is implemented, the impact will also be affected by the degree to which offsets are allowed, the allocation of emission allowances to specific sources, and the effect of carbon regulation on natural gas and coal prices.

        More stringent GHG emissions limitations or other energy efficiency requirements, however, could require us to incur significant additional costs relating to, among other things, the installation of additional emission control equipment, the acceleration of capital expenditures, the purchase of additional emissions allowances or offsets, the acquisition or development of additional energy supply from renewable resources, and the closure of certain generating facilities. To the extent our regulated

8

fossil-fuel generating plants are included in rate base, we will attempt to recover costs associated with complying with emission standards or other requirements. Any unrecovered costs could have a material impact on our results of operations and financial condition. In addition, future changes in environmental regulations governing air emissions could render some of our power generating units more expensive or uneconomical to operate and maintain.

        We serve customers in Montana, South Dakota and Wyoming. Montana has adopted mandatory renewable portfolio standards that require electric utilities to supply a minimum percentage of the power delivered to customers from renewable resources (e.g., wind, solar, biomass) by a certain date in the future. These renewable energy portfolio standards have increased the power supply costs of our electric operations. If this state increases its renewable energy portfolio standards, or if similar standards are imposed by South Dakota or Wyoming, our power supply costs will further increase. Although we will seek to recover these higher costs in rates, any unrecovered costs could have a material negative impact on our results of operations and financial condition.

        Governmental authorities may assess penalties on us if it is determined that we have not complied with environmental laws and regulations.

        If we fail to comply with environmental laws and regulations, even if caused by factors beyond our control, that failure may result in the assessment of civil or criminal penalties and fines against us. Recent lawsuits by the EPA and various states filed against others within industries in which we operate highlight the environmental risks faced by generating facilities, in general, and coal-fired generating facilities in particular.

        Increased risks of regulatory penalties could negatively impact our business.

        EPA 2005 increased the Federal Energy Regulatory Commission's ("FERC") civil penalty authority for violation of FERC statutes, rules and orders. FERC can now impose penalties of $1.0 million per violation, per day. Many rules that were historically subject to voluntary compliance are now mandatory and subject to potential civil penalties for violations. If a serious violation did occur, and penalties were imposed by FERC, it could have a material adverse effect on our operations or our financial results.

        Increasing costs associated with our defined benefit retirement plans may adversely affect our results of operations, financial position or liquidity.

        We have defined benefit pension plans that cover a substantial portion of our employees. Assumptions related to future costs, return on investments, interest rates and other actuarial assumptions have a significant impact on our funding requirements related to these plans. These estimates and assumptions may change based on actual return on plan assets, changes in interest rates and any changes in governmental regulations. In addition, the Pension Protection Act of 2006 changed the minimum funding requirements for defined benefit pension plans beginning in 2008.

        Increasing costs associated with health care plans may adversely affect our results of operations, financial position or liquidity.

        The costs of providing health care benefits to our employees and retirees have increased substantially in recent years. We believe that our employee benefit costs, including costs related to health care plans for our employees and former employees, will continue to rise. The increasing costs and funding requirements associated with our health care plans may adversely affect our results of operations, financial position or liquidity.

        An effective system of internal control may not be maintained, leading to material weaknesses in internal control over financial reporting.

        Section 404 of the Sarbanes-Oxley Act of 2002 requires management to make an assessment of the design and effectiveness of internal controls. During their assessment of these controls, management may identify areas of weakness in control design or effectiveness, which may lead to the conclusion that a material weakness in internal control exists.

9

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for each period indicated. The ratio was computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations (before adjustment for income taxes, minority interests in consolidated subsidiaries or income or loss from equity investees), plus fixed charges and distributed income of equity investees and less interest capitalized, preference security dividend requirements of consolidated subsidiaries and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and an estimate of the interest within rental expense.

	Years Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2008	2009
Ratio of earnings to fixed charges	2.77	2.80	3.34	4.09	3.39	3.59	2.99

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of any bonds described in this prospectus for working capital and general corporate purposes, which may include:

  •
  repayment or refinancing of outstanding debt;

  •
  capital expenditures;

  •
  acquisitions;

  •
  investments; and

  •
  other business opportunities.

10

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with "Risk Factors" and our financial statements and the related notes included elsewhere in this prospectus.

Overview

  Six Months Ended June 30, 2009

	Six Months Ended June 30, (in thousands)
	2009	2008
Revenue	$101,294	$115,610
Fuel and purchased power	42,515	55,725

Gross margin	58,779	59,885
Operating expenses other than fuel and purchased power	43,068	40,023

Operating income	$15,711	$19,862

Net income	$10,069	$10,827

        The following tables provide certain operating statistics:

	Electric Revenue (in thousands)
	Six Months Ended June 30,
Customer Base	2009	Percentage Change	2008
Commercial	$29,194	10%	$26,535
Residential	24,672	7	22,980
Industrial	9,780	(10)	10,838
Municipal sales	1,296	3	1,264

Total retail sales	64,942	5	61,617
Contract wholesale	12,184	(8)	13,202
Wholesale off system	14,985	(56)	34,335

Total electric sales	92,111	(16)	109,154
Other revenue	9,183	42	6,456

Total revenue	$101,294	(12)%	$115,610

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	Megawatt Hours Sold
	Six Months Ended June 30,
Customer Base	2009	Percentage Change	2008
Commercial	345,211	3%	335,772
Residential	282,599	2	277,140
Industrial	179,968	(15)	211,697
Municipal sales	15,662	(1)	15,845

Total retail sales	823,440	(2)	840,454
Contract wholesale	311,927	(5)	328,585
Wholesale off system	474,403	(7)	511,511

Total electric sales	1,609,770	(4)	1,680,550
Losses and company use	67,293	119	30,776

Total energy	1,677,063	(2)%	1,711,326

	Power Plant Availability
	Six Months Ended June 30,
	2009	2008
Coal-fired plants	87.0%*	84.0%**
Other plants	95.8%	91.0%
Total availability	90.8%	87.5%

*
Reflects major outages at Neil Simpson I and Neil Simpson II coal-fired plants. The Neil Simpson I outage was scheduled for 31 days and was subsequently extended to 39 days. The Neil Simpson II outage was scheduled for 18 days and was subsequently extended to 27 days. The outages were extended on both units for major rotor damage discovered during the overhauls.

**
Reflects major maintenance outages at our Ben French, Neil Simpson I and Osage coal-fired plants. The Ben French outage was scheduled for 25 days and was subsequently extended to accelerate major maintenance originally scheduled for 2009. The actual outage was 88 days and resulted in the plant's output being restored to its full rated capacity. The Osage outage was originally scheduled for approximately 10 days and lasted 52 days as a result of additional unplanned required maintenance. All the plants were online by the end of the second quarter of 2008.

	Megawatt Hours Generated and Purchased
	Six Months Ended June 30,
Resources	2009	Percentage Change	2008
MWh generated
Coal	786,208	(4)%	817,630
Gas	6,825	(84)	41,831

	793,033	(8)	859,461
MWh purchased	884,030	4	851,865

Total resources	1,677,063	(2)%	1,711,326

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	Heating and Cooling Degree Days
	Six Months Ended June 30,
	2009	2008
Heating and cooling degree days:
Actual
Heating degree days	4,527	4,591
Cooling degree days	51	29
Variance from normal
Heating degree days	5%	7%
Cooling degree days	(50)%	(71)%

  Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	(in thousands)
Revenue	$232,674	$199,701	$193,166
Fuel and purchased power	113,672	79,425	81,215

Gross margin	119,002	120,276	111,951
Operating expenses other than fuel and purchased power	80,366	72,762	71,949

Operating income	$38,636	$47,514	$40,002

Net income	$22,759	$24,896	$18,724

        The following tables provide certain operating statistics:

	Electric Revenue (in thousands)
Customer Base	2008	Percentage Change	2007	Percentage Change	2006
Commercial	$58,289	4%	$55,991	13%	$49,756
Residential	46,854	3	45,657	13	40,491
Industrial	21,432	(2)	21,974	6	20,694
Municipal sales	2,734	1	2,697	12	2,401

Total retail sales	129,309	2	126,319	11	113,342
Contract wholesale	26,643	6	25,240	2	24,705
Wholesale off-system	63,770	81	35,210	(17)	42,489

Total electric sales	219,722	18	186,769	3	180,536
Other revenue	12,952	—	12,932	2	12,630

Total revenue	$232,674	17%	$199,701	3%	$193,166

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Megawatt Hours Sold
Customer Base	2008	Percentage Change	2007	Percentage Change	2006
Commercial	699,734	1%	690,702	4%	667,220
Residential	524,413	1	518,148	4	499,152
Industrial	414,421	(5)	434,627	—	433,019
Municipal sales	34,368	(1)	34,661	5	32,961

Total retail sales	1,672,936	—	1,678,138	3	1,632,352
Contract wholesale	665,795	2	652,931	1	647,444
Wholesale off-system	1,074,398	58	678,581	(28)	942,045

Total electric sales	3,413,129	13%	3,009,650	(7)%	3,221,841

        We established a new summer peak load of 430 megawatts ("MW") in July 2007 and a new winter peak load of 407 MW in December 2008. We own 434 MW of electric utility generating capacity and purchase an additional 50 MW under a long-term agreement expiring in 2023.

Power Plant Availability
	2008	2007	2006
Coal-fired plants	93.5%	95.4%	93.5%
Other plants	89.2%	99.4%	98.6%
Total availability	91.6%	97.2%	95.7%

Megawatt Hours Generated and Purchased
Resources	2008	Percentage Change	2007	Percentage Change	2006
MWh generated:
Coal	1,731,838	(2)%	1,758,280	2%	1,729,636
Gas	61,801	(32)	90,618	67	54,299

	1,793,639	(3)	1,848,898	4	1,783,935
MWh purchased	1,703,088	33	1,279,005	(18)	1,553,024

Total resources	3,496,727	12%	3,127,903	(6)%	3,336,959

Heating and Cooling Degree Days
	2008	2007	2006
Heating and cooling degree days:
Actual
Heating degree days	7,676	6,627	6,472
Cooling degree days	482	1,033	931
Variance from normal
Heating degree days	6%	(7)%	(10)%
Cooling degree days	(19)%	74%	56%

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Results of Operations

        Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008.    Net income decreased $0.8 million from the prior period primarily due to the following:

  •
  A $3.8 million decrease in margins from off-system sales reflecting the lower margins available in the industry's current low energy price environment; and

  •
  A $2.3 million increase in employee benefit costs.

Partially offsetting the decreases were the following:

  •
  Increased gross margins of $3.0 million due to an increase in transmission rates effective January 1, 2009; and

  •
  Increased allowance for funds used during construction ("AFUDC") of $2.5 million primarily due to construction of Wygen III in 2009.

        2008 Compared to 2007.    Net income decreased $2.1 million or 9% primarily due to:

  •
  A $2.6 million reduction in retail and wholesale sales margins due to increased fuel and purchased power costs, primarily due to increased coal costs and scheduled and unscheduled outages at Ben French, Osage and Neil Simpson I coal-fired plants. The duration of the Ben French outage was three months as we accelerated the completion of maintenance projects that were originally scheduled for this plant in 2009;

  •
  Increased operating expenses due to increased repairs and maintenance expenses and labor overhead costs; and

  •
  Increased administrative and general expenses of $1.9 million due to an increase in the workers' compensation reserve.

Partially offsetting the decreases to earnings was the following:

  •
  Margins from wholesale off-system sales increased $1.3 million. Total Megawatt-hours ("MWhs") increased 58% as we were able to take advantage of favorable market conditions and high Midcontinent pricing due to below normal temperatures; and

  •
  Income related to a $5.3 million increase of AFUDC, primarily attributable to the ongoing construction of Wygen III.

        2007 Compared to 2006.    Income from continuing operations increased 33% primarily due to:

  •
  Retail sales revenues increased 11% due to an increase in rates that went into effect on January 1, 2007 and a 3% increase in MWh sold;

  •
  Purchased power decreased 9% due to an 18% decrease in MWh purchased, partially offset by a 10% increase in price per MWh;

  •
  Margins from wholesale off-system sales increased 7%; and

  •
  Lower property taxes due to lower assessed property valuations.

Partially offsetting the increases to earnings was the following:

  •
  Fuel expense increased 23% due to increased coal prices and the use of higher cost gas generation to meet demand requirements.

15

Rate Increase Settlement

        In December 2006, we received an order from the SDPUC, effective January 1, 2007, approving a 7.8% increase in retail rates and the addition of tariff provisions for automatic cost adjustments. The cost adjustments require us to absorb a portion of power cost increases partially depending on earnings from certain short-term wholesale sales of electricity. Absent certain conditions, the order also restricts us from requesting an increase in base rates that would go into effect prior to January 1, 2010. South Dakota retail customers account for approximately 91% of our total retail revenues.

Credit Ratings

        Credit ratings impact our ability to obtain short- and long-term financing, the cost of such financing, and vendor payment terms, including collateral requirements. As of June 30, 2009, our first mortgage bonds credit ratings, as assessed by the three major credit rating agencies, were as follows:

Rating Agency	Rating	Outlook
Moody's	Baa1	Stable
S&P	BBB	Stable
Fitch	A-	Stable

        In August 2009, Moody's upgraded the senior secured debt rating to A3. These ratings are not recommendations to buy, sell or hold the bonds and are subject to revision or withdrawal by the rating agencies.

16

BLACK HILLS POWER, INC.

General

        We are a regulated electric utility serving customers in South Dakota, Wyoming and Montana. We are incorporated in South Dakota and began providing electric utility service in 1941. We are a wholly-owned subsidiary of publicly traded Black Hills Corporation.

        We engage in the generation, transmission and distribution of electricity. We have a solid foundation of revenues, earnings and cash flow that support our capital expenditures, and overall performance and growth.

        Our headquarters and principal executive offices are located at 625 Ninth Street, Rapid City, South Dakota 57701. Our telephone number is (605) 721-1700.

Recent Developments

        Rate Case Filed with the WPSC.    On October 19, 2009, we filed a rate case with the WPSC requesting an electric revenue increase to recover costs associated with Wygen III and other generation, transmission and distribution assets, and increased operating expenses incurred since 1995. We are seeking a $3.8 million, or 38.95 percent, increase in annual utility revenues and we anticipate that the new rates would be effective for our Wyoming customers on or around April 1, 2010, although recovery could be delayed until August 2010 as part of the regulatory process. The proposed rate increase is subject to approval by the WPSC and management can provide no assurance as to the outcome of this proceeding.

        Rate Case Filed with the SDPUC.    On September 30, 2009, we filed a rate case with the SDPUC requesting an electric revenue increase to recover costs associated with Wygen III and other generation, transmission and distribution assets and increased operating expenses incurred during the past four years. We are seeking a $32.0 million, or 26.6 percent, increase in annual utility revenues and we anticipate that the new rates would be effective for our South Dakota customers on or around April 1, 2010. The proposed rate increase is subject to approval by the SDPUC and management can provide no assurance as to the outcome of this proceeding.

        Wygen III Power Plant Project and Sale to MDU Resources Group, Inc. ("MDU").    In March 2008, we received final regulatory approval for construction of Wygen III, a 110 MW coal-fired base load electric generating facility. Construction began immediately and the facility is expected to be completed by June 2010. The expected cost of construction is approximately $255 million, which includes estimates for AFUDC. Our 2004 power purchase agreement with MDU included an option for MDU to purchase an ownership interest in Wygen III. MDU exercised this option, and under an agreement entered into in April 2009, we retained an undivided ownership of 75% of the facility with MDU owning the remaining 25%. At closing on April 9, 2009, MDU reimbursed us for its 25%, or $32.8 million, of the total costs incurred to date on the ongoing construction of the facility. MDU will continue to reimburse us for its 25% share of the total costs paid to complete the project. We will retain responsibility for operations of the facility with a life-of-plant site lease and agreements with MDU for operations and coal supply. In conjunction with the sales transaction, we also modified our 2004 power purchase agreement with MDU under which we supplied MDU with 74 MW of capacity and energy through 2016. The power purchase agreement with MDU now provides that once online, the first 25 MW of MDU's required 74 MW will be supplied from its ownership interest in Wygen III. During periods of reduced production at Wygen III, or during periods when Wygen III is offline, we will provide MDU with such 25 MW from our other generation facilities or system purchases.

        Extension of Long-Term Power Sales Agreement with Municipal Energy Agency of Nebraska ("MEAN").    In March 2009, our 10-year power sales contract with MEAN that originally expired in 2013 was

17

re-negotiated and extended until 2023. Under the new contract, MEAN will initially purchase 20 MW of unit-contingent capacity from the Neil Simpson II and the Wygen III plants with capacity purchase decreasing to 15 MW in 2018, 12 MW in 2020 and 10 MW in 2022 and thereafter. The Neil Simpson II plant is a 90 MW coal-fired plant which commenced operations in 1995 and is located in Gillette, Wyoming. The unit-contingent capacity amounts from Wygen III and Neil Simpson II plants are as follows:

2009-2017	20 MW—10 MW contingent on Wygen III and 10 MW contingent on Neil Simpson II
2018-2019	15 MW—10 MW contingent on Wygen III and 5 MW contingent on Neil Simpson II
2020-2021	12 MW—6 MW contingent on Wygen III and 6 MW contingent on Neil Simpson II
2022-2023	10 MW—5 MW contingent on Wygen III and 5 MW contingent on Neil Simpson II

        Purchase Power Agreement with MEAN.    In July 2009, we entered into a five-year purchase power agreement with MEAN. The contract commences the month following the commercial operations of Wygen III. Under this contract, MEAN will purchase 5 MW of unit-contingent capacity from Neil Simpson II and 5 MW of unit-contingent capacity from Wygen III.

Distribution and Transmission

        Distribution and Transmission.    Our distribution and transmission system serves approximately 66,000 electric customers, with an electric transmission system of 497 miles of high voltage lines (greater than 69 KV) and 2,834 miles of lower voltage lines. In addition, we jointly own 47 miles of high voltage lines with Basin Electric Power Cooperative ("Basin Electric"). Our service territory covers a 9,300 square mile area of western South Dakota, northeastern Wyoming and southeastern Montana with a strong and stable economic base. Approximately 91% of our retail electric revenues in 2008 were generated in South Dakota.

        The following are characteristics of our distribution and transmission businesses:

  •
  We have a diverse customer and revenue base. Our revenue mix for the year ended December 31, 2008 was comprised of 25% commercial, 20% residential, 11% contract wholesale, 27% wholesale off-system, 9% industrial and 8% municipal sales and other revenue. Approximately 80% of our large commercial and industrial customers are provided service under long-term contracts.

  •
  We are subject to regulation by the SDPUC, the WPSC and the MTPSC. In December 2006, we received an order from the SDPUC approving a 7.8% increase in retail rates and the addition of tariff provisions for automatic adjustments of rates for changes in energy, fuel and transmission costs effective January 1, 2007. The cost adjustments require us to absorb a portion of power cost increases, depending in part on earnings on certain short-term wholesale sales of electricity. Absent certain conditions, the order also restricts us from requesting an increase in base rates that would go into effect prior to January 1, 2010.

  •
  We own 35% and Basin Electric owns 65% of a transmission tie that provides an interconnection between the Western and Eastern transmission grids, enabling access to both the Western Electricity Coordinating Council ("WECC") region in the West, and the Mid-Continent Area Power Pool ("MAPP") region in the East. Our system is located in the WECC region. The total transfer capacity of the tie is 400 MW—200 MW from West to East and 200 MW from East to West. This transmission tie allows us to buy and sell energy in the Eastern interconnection without having to isolate and physically reconnect load or generation between the two electrical transmission grids. The transmission tie accommodates scheduling transactions in both directions simultaneously. This transfer capability provides additional opportunity to sell our excess generation or to make economic purchases to serve our native load and our contract obligations, and to take advantage of the power price differentials between the two electric grids.

18

    Additionally, our system is capable of directly interconnecting up to 80 MW of generation or load to the Eastern transmission grid. Transmission constraints within the MAPP transmission system may limit the amount of capacity that may be directly interconnected to the Eastern system at any given time.

  •
  We have firm point-to-point transmission access to deliver up to 50 MW of power on PacifiCorp's transmission system to wholesale customers in the Western region from 2007 through 2023.

  •
  We have firm network transmission access to deliver power on PacifiCorp's system to Sheridan, Wyoming to serve our power sales contract with MDU through 2016, with the right to renew pursuant to the terms of PacifiCorp's transmission tariff.

        Power Sales Agreements.    We sell a portion of our current load under long-term contracts. Our key contracts include:

  •
  An agreement under which we supply up to 74 MW of capacity and energy to MDU for the Sheridan, Wyoming electric service territory through the end of 2016. The power purchase agreement with MDU now provides that once online, the first 25 MW of MDU's required 74 MW will be supplied from its ownership interest in Wygen III. During periods of reduced production at Wygen III, or during periods when Wygen III is offline, we will provide MDU with such 25 MW from our other generation facilities or system purchases. The sales to MDU have been integrated into our control area and are considered part of our firm native load;

  •
  An agreement with the City of Gillette, Wyoming, to provide the City its first 23 MW of capacity and energy annually. The sales to the City of Gillette have been integrated into our control area and are considered part of our firm native load. The agreement renews automatically and requires a seven year notice of termination. As of December 31, 2008, neither party to the agreement had given a notice of termination;

  •
  An agreement that expires in 2023 under which MEAN will purchase 20 MW of unit-contingent capacity from the Neil Simpson II and the Wygen III plants with capacity purchase decreasing to 15 MW in 2018, 12 MW in 2020 and 10 MW in 2022. The unit-contingent capacity amounts from Wygen III and Neil Simpson II plants are as follows:

2009-2017	20 MW—10 MW contingent on Wygen III and 10 MW contingent on Neil Simpson II
2018-2019	15 MW—10 MW contingent on Wygen III and 5 MW contingent on Neil Simpson II
2020-2021	12 MW—6 MW contingent on Wygen III and 6 MW contingent on Neil Simpson II
2022-2023	10 MW—5 MW contingent on Wygen III and 5 MW contingent on Neil Simpson II
  •
  In July 2009, we entered into a five-year purchase power agreement with MEAN. The contract commences the month following the month in which Wygen III begins commercial operations. Under this contract, MEAN will purchase an additional 10 MW: 5 MW of unit-contingent capacity from Neil Simpson II and 5 MW of unit-contingent capacity from Wygen III.

        Regulated Power Plants and Purchased Power.    Our electric load is primarily served by our generating facilities in South Dakota and Wyoming, which provide 434 MW of generating capacity, with the balance supplied under purchased power and capacity contracts. Approximately 50% of our

19

capacity is coal-fired, 39% is oil- or gas-fired, and 11% is supplied under the following purchased power contracts:

  •
  A power purchase agreement expiring in 2023, involving the purchase by us of 50 MW of coal-fired baseload power;

  •
  A reserve capacity integration agreement expiring in 2012, which makes available to us 100 MW of reserve capacity in connection with the utilization of the Ben French Combustion Turbine units;

  •
  A 20-year power purchase agreement with Cheyenne Light, Fuel and Power Company ("Cheyenne Light") expiring in 2028, under which we will purchase up to 20 MW of renewable energy through Cheyenne Light's agreement with Happy Jack Wind Farms, LLC;

  •
  A power purchase agreement with Cheyenne Light that renews year to year, under which we will purchase up to approximately 28 MW of renewable energy through Cheyenne Light's agreement with Silver Sage Windpower, LLC. This agreement is pending approval from FERC; and

  •
  A Generation Dispatch Agreement with Cheyenne Light that requires the Company to purchase all of Cheyenne Light's excess energy.

        Since 1995, we have been a net producer of energy. We reached our 2008 peak system load of 409 MW in August 2008 with an average system load of 255 for the year ended December 31, 2008. None of our generation is restricted by hours of operation, thereby providing us the ability to generate power to meet demand whenever necessary and economically feasible. We have historically optimized the utilization of our power supply resources by selling wholesale power to other utilities and to power marketers in the spot market, and through short-term sales contracts primarily in the WECC and MAPP regions. Our 294 MW of low-cost, coal-fired resources supports most of our native load requirements and positions us for these wholesale off-system sales.

Regulations

  Rate Regulation

        Rates for our retail electric service are subject to regulation by the SDPUC for customers in South Dakota, the WPSC for customers in Wyoming and the MTPSC for customers in Montana. Any changes in retail rates are subject to approval by the respective regulatory body. We have rate adjustment mechanisms in Montana and South Dakota which provide for pass-through of certain costs related to the purchase, production and/or transmission of electricity. We are also subject to the jurisdiction of FERC with respect to accounting practices, transmission and wholesale electricity sales. We have been granted market-based rate authority by the FERC and are not required to file cost-based tariffs for wholesale electric rates. Rates charged by us for use of our transmission system are subject to regulation by the FERC.

        In South Dakota, we have three adjustment mechanisms: transmission, steam plant fuel and conditional energy cost adjustment. The transmission and steam plant fuel adjustment clauses will either pass along or give credits back to South Dakota customers based on actual costs incurred on a yearly basis. The conditional energy cost adjustment relates to purchased power and natural gas used to generate electricity. These costs are subject to $2.0 million and $1.0 million cost bands where we absorb the first $2.0 million of increased costs or retain the first $1.0 million in savings. Beyond these thresholds, costs or refunds begin to be passed on to South Dakota customers through annual calendar-year filings.

20

  Environmental Regulations

        We are subject to federal, state and local laws and regulations with regard to air and water quality, waste disposal, federal health and safety regulations, and other environmental matters. We have incurred, and expect to incur, capital, operating and maintenance costs to comply with the operations of our plants. While the requirements are evolving, it is virtually certain that environmental requirements placed on the operations will continue to be more restrictive.

  Regulatory Accounting

        As it pertains to the accounting for our regulated utility operations, we follow SFAS 71 and our financial statements reflect the effects of the different ratemaking principles followed by the various jurisdictions in which we operate. If rate recovery becomes unlikely or uncertain, due to competition or regulatory action, these accounting standards may no longer apply to our generation operations. In the event we determine that we no longer meet the criteria for following SFAS 71, the accounting impact to us could be an extraordinary non-cash charge to operations of an amount that could be material.

Legal Proceedings

        We are subject to various legal proceedings, claims and litigation which arise in the ordinary course of operations. In the opinion of management, the amount of liability, if any, with respect to these actions would not materially affect our financial position, results of operations or cash flows.

21

 DESCRIPTION OF THE BONDS AND MORTGAGE

        We may issue first mortgage bonds from time to time, in one or more offerings. We will set forth in the applicable prospectus supplement a description of the terms of the offering of the first mortgage bonds, including the maturity date, interest, the net proceeds to us and other information relating to such offering.

22

PLAN OF DISTRIBUTION

        From time to time, we may sell the bonds offered by this prospectus:

  •
  through underwriters or dealers;

  •
  through agents;

  •
  directly to purchasers; or

  •
  through a combination of any of these methods of sale.

        This prospectus may be used in connection with any offering of our bonds through any of these methods or other methods described in the applicable prospectus supplement. Any underwriter, dealer or agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933.

        The applicable prospectus supplement relating to the bonds will set forth:

  •
  their offering terms, including the name or names of any underwriters, dealers or agents;

  •
  the purchase price of the bonds and the net proceeds we may receive from the sale;

  •
  any underwriting discounts, fees, commissions and other items constituting compensation to underwriters, dealers or agents;

  •
  any initial public offering price;

  •
  any discounts, commissions or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

  •
  any securities exchanges on which the bonds may be listed.

        If underwriters or dealers are used in the sale, the bonds will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions,

  •
  at a fixed price or prices which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

The bonds may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters or dealers to purchase the offered bonds will be subject to certain conditions precedent, and the underwriters or dealers will be obligated to purchase all the offered bonds if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

        Bonds may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the bonds in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase bonds from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

23

        Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments which they may be required to make. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

        Each class or series of bonds will be a new issue of bonds with no established trading market. We may elect to list any other class or series of securities on any exchange, but are not obligated to do so. Any underwriters to whom bonds are sold by us for public offering and sale may make a market in such bonds, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any bonds.

LEGAL OPINIONS

        The validity of the bonds offered by this prospectus will be passed upon for Black Hills Power, Inc. by Steven J. Helmers, Senior Vice President-General Counsel of Black Hills Power, Inc. Certain legal matters will be passed upon for Black Hills Power, Inc. by Conner & Winters, LLP, Tulsa, Oklahoma, and for the underwriters, dealers, or agents, if any, by their own legal counsel. Mr. Helmers owns, directly or indirectly, 34,077 shares of common stock of Black Hills Corporation, our parent company, and holds options to purchase an additional 19,110 shares.

EXPERTS

        The financial statements as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, included in this Registration Statement, and the related financial statement schedule included in this Registration Statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing in this Registration Statement. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement) that we have filed with the SEC under the Securities Act of 1933 with respect to the bonds offered by this prospectus. This prospectus does not contain all the information which is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the bonds offered by this prospectus. Statements contained in this prospectus concerning the provisions of documents are not necessarily complete, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

        We also file annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement and the reports and other information we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website which provides online access to reports, proxy and information statements and other information regarding companies that file electronically with the SEC at the address http://www.sec.gov.

24

Management's Report on Internal Control over Financial Reporting

        We are responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

        All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        Under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2008, based on the criteria set forth in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. This evaluation included review of the documentation of controls, evaluation of the design effectiveness of controls, testing of the operating effectiveness of controls and a conclusion on this evaluation. Based on our evaluation we have concluded that our internal control over financial reporting was effective as of December 31, 2008.

        The Company's 2008 annual report on Form 10-K does not include an attestation report of the Company's registered public accounting firm regarding internal control over financial reporting. Management's report was not subject to attestation by the Company's registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management's report in such annual report.

Black Hills Power

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of
Black Hills Power, Inc.
Rapid City, South Dakota

        We have audited the accompanying balance sheets of Black Hills Power, Inc. (the "Company") as of December 31, 2008 and 2007, and the related statements of income, common stockholder's equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the accompanying financial statement schedule. These financial statements and financial schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of Black Hills Power, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, MN
March 17, 2009

BLACK HILLS POWER, INC.

STATEMENTS OF INCOME

Years ended December 31,	2008	2007	2006
	(in thousands)
Operating revenues	$232,674	$199,701	$193,166

Operating expenses:
Fuel and purchased power	113,672	79,425	81,215
Operations and maintenance	31,028	25,786	24,304
Administrative and general	21,864	19,965	20,845
Depreciation and amortization	20,930	20,763	19,801
Taxes, other than income taxes	6,544	6,248	6,999

	194,038	152,187	153,164

Operating income	38,636	47,514	40,002

Other (expense) income:
Interest expense	(10,836)	(11,787)	(12,057)
Interest income	725	884	258
AFUDC—equity	3,605	601	405
Other expense	(47)	—	(1)
Other income	227	252	246

	(6,326)	(10,050)	(11,149)

Income from continuing operations before income taxes	32,310	37,464	28,853
Income taxes	(9,551)	(12,568)	(10,129)

Net income	$22,759	$24,896	$18,724

The accompanying notes to financial statements are an integral part of these financial statements.

BLACK HILLS POWER, INC.

BALANCE SHEETS

At December 31,	2008	2007
	(in thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$4	$2,033
Receivables (net of allowance for doubtful accounts of $370 and $388 at 2008 and 2007, respectively-
Customers	23,881	22,330
Affiliates	12,619	8,882
Other	2,111	2,198
Money pool note receivable	—	10,304
Materials, supplies and fuel	19,309	15,628
Other current assets	5,730	3,862

	63,654	65,237

Investments	3,999	3,774

Property, plant and equipment	843,691	695,452
Less accumulated depreciation and amortization	(281,220)	(266,583)

	562,471	428,869

Other assets:
Regulatory assets	33,818	9,899
Other	2,842	5,901

	36,660	15,800

	$666,784	$513,680

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current maturities of long-term debt	$2,016	$2,009
Accounts payable	26,567	12,982
Accounts payable—affiliate	10,411	3,158
Notes payable—affiliate	70,184	—
Accrued liabilities	15,151	13,898
Deferred income taxes	732	18

	125,061	32,065

Long-term debt, net of current maturities	149,193	151,209

Deferred credits and other liabilities:
Deferred income taxes	85,504	69,761
Regulatory liabilities	13,573	11,085
Benefit plan liabilities	29,904	9,194
Other	8,626	7,946

	137,607	97,986

Commitments and contingencies (Notes 5, 9 and 11)
Stockholder's equity:
Common stock $1 par value; 50,000,000 shares authorized;
Issued: 23,416,396 shares in 2008 and 2007	23,416	23,416
Additional paid-in capital	39,575	39,575
Retained earnings	193,281	170,706
Accumulated other comprehensive loss	(1,349)	(1,277)

	254,923	232,420

	$666,784	$513,680

The accompanying notes to financial statements are an integral part of these financial statements.

BLACK HILLS POWER, INC.

STATEMENTS OF CASH FLOWS

Years ended December 31,	2008	2007	2006
	(in thousands)
Operating activities:
Net income	$22,759	$24,896	$18,724
Adjustments to reconcile net income to net cash provided by operating activities—
Depreciation and amortization	20,930	20,763	19,801
Provision for valuation allowances	(18)	138	(586)
Deferred income taxes	16,072	3,864	(2,799)
AFUDC—equity	(3,605)	(601)	(405)
Change in operating assets and liabilities—
Accounts receivable and other current assets	(11,909)	(11,257)	(2,513)
Accounts payable and other current liabilities	6,770	(6,151)	8,431
Other operating activities	965	2,464	1,346

Net cash provided by operating activities	51,964	34,116	41,999

Investing activities:
Property, plant and equipment additions	(132,247)	(34,043)	(24,147)
Notes receivable from affiliate companies, net	10,304	2,960	(13,264)
Other investing activities	(225)	(222)	(212)

Net cash used in investing activities	(122,168)	(31,305)	(37,623)

Financing activities:
Note payable to affiliate companies, net	70,184	—	(1,842)
Long-term debt—repayments	(2,009)	(2,001)	(1,996)

Net cash provided by (used in) financing activities	68,175	(2,001)	(3,838)

(Decrease) increase in cash and cash equivalents	(2,029)	810	538
Cash and cash equivalents:
Beginning of year	2,033	1,223	685

End of year	$4	$2,033	$1,223

Non-cash investing and financing activities— Property, plant and equipment financed with accrued liabilities	$13,294	$1,323	$224
Supplemental disclosure of cash flow information:
Cash paid during the period for—
Interest (net of amounts capitalized)	$11,578	$11,782	$13,826
Income taxes (refunded) paid	$(5,877)	$17,284	$6,820

The accompanying notes to financial statements are an integral part of these financial statements.

BLACK HILLS POWER, INC.

STATEMENTS OF COMMON STOCKHOLDER'S EQUITY
AND COMPREHENSIVE INCOME

	Common Stock
			Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)
	Shares	Amount				Total
	(in thousands)
Balance at December 31, 2005	23,416	$23,416	$39,549	$127,312	$(1,598)	$188,679

Comprehensive Income:
Net income	—	—	—	18,724	—	18,724
Other comprehensive income, net of tax, (see Note 8)	—	—	—	—	786	786

Total comprehensive income	—	—	—	18,724	786	19,510

Adoption of accounting pronouncement (see Note 1)	—	—	—	—	(120)	(120)
Assumption of business unit of affiliate company
(see Note 10)	—	—	26	(226)	—	(200)

Balance at December 31, 2006	23,416	23,416	39,575	145,810	(932)	207,869

Comprehensive Income:
Net income	—	—	—	24,896	—	24,896
Other comprehensive loss, net of tax, (see Note 8)	—	—	—	—	(345)	(345)

Total comprehensive income	—	—	—	24,896	(345)	24,551

Balance at December 31, 2007	23,416	23,416	39,575	170,706	(1,277)	232,420

Comprehensive Income: Net income	—	—	—	22,759	—	22,759
Other comprehensive loss, net of tax, (see Note 8)	—	—	—	—	(72)	(72)

Total comprehensive income	—	—	—	22,759	(72)	22,687

Adoption of accounting pronouncement (see Note 9)	—	—	—	(184)	—	(184)

Balance at December 31, 2008	23,416	$23,416	$39,575	$193,281	$(1,349)	$254,923

The accompanying notes to financial statements are an integral part of these financial statements.

BLACK HILLS POWER, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

(1) BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Description

        Black Hills Power, Inc. (the Company) is an electric utility serving customers in South Dakota, Wyoming and Montana. The Company is a wholly-owned subsidiary of BHC or the Parent, a public registrant listed on the New York Stock Exchange.

Basis of Presentation

        The financial statements include the accounts of Black Hills Power, Inc. and also the Company's ownership interests in the assets, liabilities and expenses of its jointly owned facilities (Note 3).

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to allowance for uncollectible accounts receivable, unbilled revenues, long-lived asset values and useful lives, asset retirement obligations, employee benefits plans and contingency accruals. Actual results could differ from those estimates.

Regulatory Accounting

        The Company's regulated electric operations are subject to regulation by various state and federal agencies. The accounting policies followed are generally subject to the Uniform System of Accounts of FERC.

        The Company's regulated utility operations follow the provisions of SFAS 71 and its financial statements reflect the effects of the different ratemaking principles followed by the various jurisdictions regulating its electric operations. If rate recovery becomes unlikely or uncertain due to competition or regulatory action, these accounting standards may no longer apply to the Company's regulated generation operations. In the event the Company determines that it no longer meets the criteria for following SFAS 71, the accounting impact to the Company could be an extraordinary non-cash charge to operations in an amount that could be material.

BLACK HILLS POWER, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007 and 2006

(1) BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        On December 31, 2008 and 2007, the Company had the following regulatory assets and liabilities:

	2008	2007
Regulatory assets:
Unamortized loss on reacquired debt	$2,367	$2,527
AFUDC	4,995	4,139
Defined benefit postretirement plans	26,256	2,998
Deferred energy costs	4,382	939
Other	199	235

	$38,199	$10,838

Regulatory liabilities:
Deferred income taxes	$1,857	$2,094
Cost of removal for utility plant	11,705	8,510
Other	79	760

	$13,641	$11,364

        Regulatory assets are primarily recorded for the probable future revenue to recover the costs associated with defined benefit postretirement plans, future income taxes related to the deferred tax liability for the equity component of AFUDC of utility assets and unamortized losses on reacquired debt. To the extent that energy costs are under-recovered or over-recovered during the year, they are recorded as a regulatory asset or liability, respectively. Regulatory liabilities include the probable future decrease in rate revenues related to a decrease in deferred tax liabilities for prior reductions in statutory federal income tax rates, gains associated with regulated utilities' defined benefit postretirement plans and the cost of removal for utility plant, recovered through the Company's electric utility rates. Regulatory assets are included in Other current assets and Other assets, Regulatory assets on the accompanying Balance Sheet. Regulatory liabilities are included in Accrued liabilities and Deferred credits and other liabilities, Regulatory liabilities on the accompanying Balance Sheet.

Allowance for Funds Used During Construction

        AFUDC represents the approximate composite cost of borrowed funds and a return on capital used to finance a project. AFUDC for the years ended December 31, 2008, 2007 and 2006 was $6.2 million, $0.9 million, and $0.6 million, respectively. The equity component of AFUDC for 2008, 2007 and 2006 was $3.6 million, $0.6 million and $0.4, respectively. The borrowed funds component of AFUDC for 2008, 2007 and 2006 was $2.6 million, $0.3 million and $0.2 million, respectively. The equity component of AFUDC is included in Other income (expense), and the borrowed funds component of AFUDC is netted in Interest expense on the accompanying Statements of Income.

Cash Equivalents

        The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

BLACK HILLS POWER, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007 and 2006

(1) BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Materials, Supplies and Fuel

        Materials, supplies and fuel used for construction, operation and maintenance purposes are generally stated on a weighted-average cost basis. To the extent fuel has been designated as the underlying hedged item in a "fair value" hedge transaction, those volumes are stated at market value using published industry quotations. As of December 31, 2008 and 2007, there were no market adjustments related to fuel.

Deferred Financing Costs

        Deferred financing costs are amortized using the effective interest method over the term of the related debt.

Property, Plant and Equipment

        Additions to property, plant and equipment are recorded at cost when placed in service. The cost of regulated electric property, plant and equipment retired, or otherwise disposed of in the ordinary course of business, less salvage, is charged to accumulated depreciation. Removal costs associated with non-legal obligations are reclassified from accumulated depreciation and reflected as regulatory liabilities. Ordinary repairs and maintenance of property are charged to operations as incurred.

        Depreciation provisions for regulated electric property, plant and equipment is computed on a straight-line basis using an annual composite rate of 3.2% in 2008, 3.1% in 2007 and 3.0% in 2006.

Derivatives and Hedging Activities

        The Company, from time to time, utilizes risk management contracts including forward purchases and sales and fixed-for-float swaps to hedge the price of fuel for its combustion turbines, maximize the value of its natural gas storage or fix the interest on its variable rate debt. Contracts that qualify as derivatives under SFAS 133, and that are not exempted such as normal purchase/normal sale, are required to be recorded in the balance sheet as either an asset or liability, measured at its fair value. SFAS 133 requires that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

        SFAS 133 allows hedge accounting for qualifying fair value and cash flow hedges. SFAS 133 provides that the gain or loss on a derivative instrument designated and qualifying as a fair value hedging instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk be recognized currently in earnings in the same accounting period. SFAS 133 provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument be reported as a component of other comprehensive income, net of tax, and be reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. The remaining gain or loss on the derivative instrument, if any, is recognized currently in earnings.

BLACK HILLS POWER, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007 and 2006

(1) BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of Long-Lived Assets

        The Company periodically evaluates whether events and circumstances have occurred which may affect the estimated useful life or the recoverability of the remaining balance of its long-lived assets. If such events or circumstances were to indicate that the carrying amount of these assets was not recoverable, the Company would estimate the future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) was less than the carrying amount of the long-lived assets, the Company would recognize an impairment loss. No impairment loss was recorded during 2008, 2007 or 2006.

Income Taxes

        The Company uses the liability method in accounting for income taxes. Under the liability method, deferred income taxes are recognized at currently enacted income tax rates, to reflect the tax effect of temporary differences between the financial and tax basis of assets and liabilities, as well as operating loss and tax credit carryforwards. Such temporary differences are the result of provisions in the income tax law that either require or permit certain items to be reported on the income tax return in a different period than they are reported in the financial statements. The Company classifies deferred tax assets and liabilities into current and non-current amounts based on the classification of the related assets and liabilities.

        The Company files a federal income tax return with other affiliates. For financial statement purposes, federal income taxes are allocated to the individual companies based on amounts calculated on a separate return basis.

Revenue Recognition

        Revenue is recognized when there is persuasive evidence of an arrangement with a fixed or determinable price, delivery has occurred or services have been rendered, and collectibility is reasonably assured.

Recently Adopted Accounting Pronouncements

SFAS 157

        During September 2006, the FASB issued SFAS 157. This Statement defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. SFAS 157 does not expand the application of fair value accounting to any new circumstances, but applies the framework to other accounting pronouncements that require or permit fair value measurement. The Company applies fair value measurements to certain assets and liabilities, primarily commodity derivatives.

        SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. As of January 1, 2008, the Company adopted the provisions of SFAS 157 for all assets and liabilities measured at fair value except for non-financial assets and liabilities measured at fair value on a non-recurring basis, as permitted by FSP FAS 157-2.

BLACK HILLS POWER, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007 and 2006

(1) BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

SFAS 157 also requires new disclosures regarding the level of pricing observability associated with instruments carried at fair value. On October 10, 2008, the FASB issued FSP FAS 157-3. It was effective upon issuance including prior periods for which financial statements have not been issued. This FSP clarifies the application of SFAS 157 in a market that is not active. The adoption of SFAS 157 and related FSPs did not have a material impact on the Company's financial position, results of operations or cash flows.

SFAS 158

        During September 2006, the FASB issued SFAS 158. This Statement requires the recognition of the overfunded or underfunded status of defined benefit postretirement plans as an asset or liability in the statement of financial position, recognition of changes in the funded status in comprehensive income, measurement of the funded status of a plan as of the date of the year-end statement of financial position, and provides for related disclosures. The Company applied the recognition provisions of SFAS 158 as of December 31, 2006. Effective for fiscal years ending after December 15, 2008, SFAS 158 requires the measurement of the funded status of the plan to coincide with the date of the year-end statement of financial position. In accordance with SFAS 158, the measurement date for the funded status of the Company's pension and other postretirement benefit plans was changed to December 31 from September 30 (see Note 9).

SFAS 159

        SFAS 159 establishes a fair value option under which entities can elect to report certain financial assets and liabilities at fair value, with changes in fair value recognized in earnings. SFAS 159 was adopted on January 1, 2008 and did not have an impact on the Company's financial position, results of operations or cash flows.

Recently Issued Accounting Pronouncements

SFAS 141(R)

        In December 2007, the FASB issued SFAS 141(R). SFAS 141(R) requires an acquiring entity to recognize the assets acquired, the liabilities assumed and any non-controlling interests in the acquiree at the acquisition date to be measured at their fair values as of the acquisition date, with limited exceptions specified in the statement. This replaces the cost allocation process in SFAS 141, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. Acquisition-related costs will be expensed in the periods in which the costs are incurred or services are rendered. Costs to issue debt or equity securities shall be accounted for under other applicable GAAP. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the first annual reporting period beginning on or after December 15, 2008. We expect SFAS 141(R) will not have an impact on our financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of any acquisitions we consummate after the effective date. If previously recorded income tax liabilities acquired in a business combination reverse subsequent to the adoption of SFAS 141(R), such reversals will affect expense including income tax expense in the period of

BLACK HILLS POWER, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007 and 2006

(1) BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

reversal. Management is assessing the full impact SFAS 141(R) might have on future financial statements.

SFAS 160

        In December 2007, the FASB issued SFAS 160. SFAS 160 amends ARB 51 and requires:

  •
  Ownership interests in subsidiaries held by other parties other than the parent be clearly identified on the consolidated statement of financial position within equity, but separate from the parent's equity;

  •
  Consolidated net income attributable to the parent and to the non-controlling interest be clearly identified on the face of the consolidated statement of income;

  •
  Changes in a parent's ownership interest while the parent retains controlling financial interest be accounted for consistently as equity transactions;

  •
  When a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary be initially measured at fair value; and

  •
  Sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners.

        SFAS 160 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. Management does not expect the adoption of SFAS 160 to have a significant effect on the Company's financial statements.

SFAS 161

        In March 2008, the FASB issued SFAS 161, which requires enhanced disclosures about how derivative and hedging activities affect an entity's financial position, financial performance and cash flows. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Management does not expect the adoption of SFAS 161 to have a significant effect on the Company's financial statements.

BLACK HILLS POWER, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007 and 2006

(1) BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FSP FAS 132(R)-1

        During December 2008 the FASB issued FSP FAS 132(R)-1, "Employers Disclosures about Postretirement Benefit Plan Assets." The objectives of the disclosures about plan assets in an employers defined benefit pension or other postretirement plan are to provide users of financial statements with an understanding of:

  •
  How investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies;

  •
  The major categories of plan assets;

  •
  The input and valuation techniques used to measure the fair value of plan assets;

  •
  The effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period; and

  •
  Significant concentrations of risk within plan assets.

FSP FAS 132(R)-1 is effective for fiscal years ending after December 15, 2009. Management does not expect the adoption of FSP FAS 132(R)-1 to have a significant effect on the Company's financial statements.

(2) PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment at December 31, consisted of the following (in thousands):

	2008	2008 Weighted Average Useful Life	2007	2007 Weighted Average Useful Life	Lives (in years)
Electric plant:
Production	$326,606	47	$322,572	47	30-62
Transmission	70,470	45	70,897	45	35-55
Distribution	249,652	37	238,799	37	15-65
Plant acquisition adjustment	4,870	32	4,870	32	32
General	47,127	23	39,296	22	10-50

Total electric plant	698,725		676,434
Less accumulated depreciation
and amortization	281,220		266,583

Electric plant net of accumulated depreciation and amortization	417,505		409,851
Construction work in progress	144,966		19,018

Net electric plant	$562,471		$428,869

BLACK HILLS POWER, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007 and 2006

(3) JOINTLY OWNED FACILITIES

        The Company uses the proportionate consolidation method to account for its percentage interest in the assets, liabilities and expenses of the following facilities:

  •
  The Company owns a 20% interest and PacifiCorp owns an 80% interest in the Wyodak Plant (Plant), a 362 MW coal-fired electric generating station located in Campbell County, Wyoming. PacifiCorp is the operator of the Plant. The Company receives 20% of the Plant's capacity and is committed to pay 20% of its additions, replacements and operating and maintenance expenses. As of December 31, 2008 and 2007, the Company's investment in the Plant included $79.1 million and $80.4 million, respectively, in electric plant and $50.8 million and $43.5 million, respectively, in accumulated depreciation, and is included in the corresponding captions in the accompanying Balance Sheets. The Company's share of direct expenses of the Plant was $8.0 million, $7.3 million and $7.9 million for the years ended December 31, 2008, 2007 and 2006, respectively, and is included in the corresponding categories of operating expenses in the accompanying Statements of Income.

  •
  The Company also owns a 35% interest and Basin Electric owns a 65% interest in the Converter Station Site and South Rapid City Interconnection (the transmission tie), an AC-DC-AC transmission tie. The transmission tie provides an interconnection between the Western and Eastern transmission grids, which provides the Company with access to both the WECC region and the MAPP region. The total transfer capacity of the transmission tie is 400 MW—200 MW West to East and 200 MW from East to West. The Company is committed to pay 35% of the additions, replacements and operating and maintenance expenses. The Company's share of direct expenses was $0.1 million for each of the years ended December 31, 2008, 2007 and 2006. As of December 31, 2008 and 2007, the Company's investment in the transmission tie was $19.8 million, with $2.5 million and $2.0 million, respectively, of accumulated depreciation and is included in the corresponding captions in the accompanying Balance Sheets.

(4) RISK MANAGEMENT

        The Company holds natural gas in storage for use as fuel for generating electricity with its gas-fired combustion turbines. To minimize associated price risk and seasonal storage level requirements, the Company utilizes various derivative instruments in managing these risks. As of December 31, 2008, there were no derivative contracts outstanding. The balance on December 31, 2007, the Company had the following derivatives and related balances (in thousands):

	Notional*	Maximum Terms in Years	Current Derivative Assets	Non-current Derivative Assets	Current Derivative Liabilities	Non-current Derivative Liabilities	Pre-tax Accumulated Other Comprehensive Income
December 31, 2007
Natural gas swaps	610,000	0.33	$238	$—	$68	$—	$170

*
gas in MMbtus

BLACK HILLS POWER, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007 and 2006

(5) LONG-TERM DEBT

        Long-term debt outstanding at December 31 is as follows:

	2008	2007
	(in thousands)
First mortgage bonds:
8.06% due 2010	$30,000	$30,000
9.49% due 2018	2,810	3,100
9.35% due 2021	21,645	23,310
7.23% due 2032	75,000	75,000

	129,455	131,410

Other long-term debt:
Pollution control revenue bonds at 4.8% due 2014	6,450	6,450
Pollution control revenue bonds at 5.35% due 2024	12,200	12,200
Other	3,104	3,158

	21,754	21,808

Total long-term debt	151,209	153,218
Less current maturities	(2,016)	(2,009)

Net long-term debt	$149,193	$151,209

        Substantially all of the Company's property is subject to the lien of the indenture securing its first mortgage bonds. First mortgage bonds of the Company may be issued in amounts limited by property, earnings and other provisions of the mortgage indentures.

        Scheduled maturities are approximately $2.0 million in 2009; $32.0 million in 2010; $2.0 million a year for the years 2011, 2012 and 2013; and $111.2 million thereafter.

BLACK HILLS POWER, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007 and 2006

(6) FAIR VALUE OF FINANCIAL INSTRUMENTS

        The estimated fair values of the Company's financial instruments at December 31 are as follows (in thousands):

	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$4	$4	$2,033	$2,033
Derivative financial
instruments—assets	$—	$—	$238	$238
Derivative financial
instruments—liabilities	$—	$—	$68	$68
Long-term debt	$151,209	$144,107	$153,218	$168,042

        The following methods and assumptions were used to estimate the fair value of each class of the Company's financial instruments.

Cash and Cash Equivalents

        The carrying amount approximates fair value due to the short maturity of these instruments.

Derivative Financial Instruments

        These instruments are carried at fair value. Descriptions of the instruments the Company uses are included in Note 4.

Long-Term Debt

        The fair value of the Company's long-term debt is estimated based on quoted market rates for debt instruments having similar maturities and similar debt ratings. The Company's outstanding first mortgage bonds are either currently not callable or are subject to make-whole provisions which would eliminate any economic benefits for the Company to call and refinance the first mortgage bonds.

(7) INCOME TAXES

        Income tax expense (benefit) from continuing operations for the years ended December 31 was (in thousands):

	2008	2007	2006
Current	$(6,521)	$8,704	$12,928
Deferred	16,072	3,864	(2,799)

	$9,551	$12,568	$10,129

BLACK HILLS POWER, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007 and 2006

(7) INCOME TAXES (Continued)

        The temporary differences which gave rise to the net deferred tax liability were as follows (in thousands):

Years ended December 31,	2008	2007
Deferred tax assets, current:
Asset valuation reserve	$129	$136
Employee benefits	932	399

	1,061	535

Deferred tax liabilities, current:
Prepaid expenses	213	181
Items of other comprehensive income	—	290
Deferred credits	1,580	—
Other	—	82

	1,793	553

Net deferred tax liability, current	$732	$18

Deferred tax assets, non-current:
Plant related differences	$1,151	$1,316
Regulatory liabilities	10,156	4,533
Employee benefits	3,528	3,366
Items of other comprehensive income	227	226
Other	128	128

	15,190	9,569

Deferred tax liabilities, non-current:
Accelerated depreciation and other plant related differences	83,112	68,250
AFUDC	3,247	2,690
Regulatory assets	11,270	5,222
Employee benefits	2,237	2,284
Other	828	884

	100,694	79,330

Net deferred tax liability, non-current	$85,504	$69,761

Net deferred tax liability	$86,236	$69,779

BLACK HILLS POWER, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007 and 2006

(7) INCOME TAXES (Continued)

        The following table reconciles the change in the net deferred income tax liability from December 31, 2007, to December 31, 2008, to the deferred income tax expense (in thousands):

2008
Increase in deferred income tax liability from the preceding table	$16,457
Deferred taxes related to regulatory assets and liabilities	(1,200)
Deferred taxes associated with other comprehensive loss	38
Deferred taxes related to property tax differences	767
Other	10

Deferred income tax expense for the period	$16,072

        The effective tax rate differs from the federal statutory rate for the years ended December 31, as follows:

	2008	2007	2006
Federal statutory rate	35.0%	35.0%	35.0%
Amortization of excess deferred and investment tax credits	(0.7)	(1.0)	(1.3)
Equity AFUDC	(3.6)	—	—
IRS tax exam adjustment*	—	—	2.6
Other	(1.1)	(0.5)	(1.2)

	29.6%	33.5%	35.1%

*
As a result of a settlement of an Internal Revenue Service (IRS) exam.

FIN 48

        The Company adopted the provisions of FIN 48 on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken. The impact of the implementation of FIN 48 had no effect on the financial statements of the Company.

        The following table reconciles the total amounts of unrecognized tax benefits at the beginning and end of the period (in thousands):

Unrecognized tax benefits at December 31, 2007	$—
Additions for current year tax positions	767

Unrecognized tax benefits at December 31, 2008	$767

        None of the total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate.

BLACK HILLS POWER, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007 and 2006

(7) INCOME TAXES (Continued)

        It is the Company's continuing practice to recognize interest and/or penalties related to income tax matters in income tax expense. During the year ended December 31, 2008, the interest expense recognized was not material to the financial results of the Company.

        The Company files income tax returns in the United States federal jurisdiction. The Company does not anticipate that total unrecognized tax benefits will significantly change due to the settlement of any audits or the expiration of statutes of limitations prior to December 31, 2009.

(8) COMPREHENSIVE INCOME

        The following tables display each component of Other Comprehensive Income (Loss) and the related tax effects for the years ended December 31, (in thousands):

	2008
	Pre-tax Amount	Tax Benefit	Net-of-tax Amount
Pension liability adjustment	$(4)	$1	$(3)
Reclassification adjustments of cash flow hedges
settled and included in net income	(107)	38	(69)

Comprehensive loss	$(111)	$39	$(72)

	2007
	Pre-tax Amount	Tax (Expense) Benefit	Net-of-tax Amount
Pension liability adjustment	$115	$(39)	$76
Reclassification adjustments of cash flow hedges
settled and included in net income	424	(148)	276
Net change in fair value of derivatives designated as
cash flow hedges	(1,069)	372	(697)

Comprehensive loss	$(530)	$185	$(345)

	2006
	Pre-tax Amount	Tax Expense	Net-of-tax Amount
Pension liability adjustment	$48	$(17)	$31
Amortization of cash flow hedges settled and deferred in
AOCI and reclassified into interest expense	64	(22)	42
Net change in fair value of derivatives designated as
cash flow hedges	1,097	(384)	713

Comprehensive income	$1,209	$(423)	$786

BLACK HILLS POWER, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007 and 2006

(8) COMPREHENSIVE INCOME (Continued)

        Balances by classification included within Accumulated other comprehensive loss on the accompanying Balance Sheets are as follows (in thousands):

	Derivatives Designated as Cash Flow Hedges	Employee Benefit Plans	Total
As of December 31, 2008	$(932)	$(417)	$(1,349)

As of December 31, 2007	$(861)	$(416)	$(1,277)

(9) EMPLOYEE BENEFIT PLANS

SFAS 158

        The application of SFAS 158 requires recognition of the funded status of postretirement benefit plans in the statement of financial position. The funded status for pension plans is measured as the difference between the projected benefit obligation and the fair value of plan assets. The funded status for all other benefit plans is measured as the difference between the accumulated benefit obligation and the fair value of plan assets. A liability is recorded for an amount by which the benefit obligation exceeds the fair value of plan assets or an asset is recorded for any amount by which the fair value of plan assets exceeds the benefit obligation.

        Prior to the December 31, 2006 effective date of SFAS 158, liabilities recorded for postretirement benefit plans were reduced by any unrecognized net periodic benefit cost. Upon adoption of SFAS 158, the unrecognized net periodic benefit cost, previously recorded as an offset to the liability for benefit obligations, was reclassified within AOCI, net of tax. The Company applied the guidance under SFAS 71, and accordingly, the unrecognized net periodic benefit cost that would have been reclassified to AOCI was alternatively recorded as a regulatory asset or regulatory liability, net of tax.

        SFAS 158 required that the measurement date of plans be the date of the Company's year-end balance sheet. The Company had used a September 30 measurement date. During 2008, the Company changed the measurement date to December 31. Therefore, $0.2 million, net of tax, was recognized as an adjustment to retained earnings. The amortization of prior service costs for October 1, 2007 to December 31, 2007 was less than $0.1 million, net of tax, and the service cost, interest cost and expected return on plan assets for October 1, 2007 to December 31, 2007 was $0.2 million, net of tax.

Defined Benefit Pension Plan

        The Company has a noncontributory defined benefit pension plan (Plan) covering the employees of the Company who meet certain eligibility requirements. The benefits are based on years of service and compensation levels during the highest five consecutive years of the last ten years of service. The Company's funding policy is in accordance with the federal government's funding requirements. The Plan's assets are held in trust and consist primarily of equity and fixed income investments. The Company uses a December 31 measurement date for the Plan.

        The Plan's expected long-term rate of return on assets assumption is based upon the weighted average expected long-term rate of returns for each individual asset class. The asset class weighting is

BLACK HILLS POWER, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007 and 2006

(9) EMPLOYEE BENEFIT PLANS (Continued)

determined using the target allocation for each asset class in the Plan portfolio. The expected long-term rate of return for each asset class is determined primarily from long-term historical returns for the asset class, with adjustments if it is anticipated that long-term future returns will not achieve historical results.

        The expected long-term rate of return for equity investments was 9.5% for the 2008 and 2007 plan years. For determining the expected long-term rate of return for equity assets, the Company reviewed interest rate trends and annual 20-, 30-, 40-, and 50-year returns on the S&P 500 Index, which were, at December 31, 2008, 8.4%, 11.0%, 9.0% and 9.2%, respectively. Fund management fees were estimated to be 0.18% for S&P 500 Index assets and 0.45% for other assets. The expected long-term rate of return on fixed income investments was 6.0%; the return was based upon historical returns on 10-year treasury bonds of 7.1% from 1962 to 2007, and adjusted for recent declines in interest rates. The expected long-term rate of return on cash investments was estimated to be 4.0%; expected cash returns were estimated to be 2.0% below long-term returns on intermediate-term bonds.

Plan Assets

        Percentage of fair value of Plan assets at December 31:

	2008	2007
Equity	68%	76%
Fixed income	28	21
Cash	4	3

Total	100%	100%

        As a result of the severe decline in equity values in the fourth quarter of 2008 and in light of the improved relative value of fixed income investment opportunities, we are undergoing a review to consider a revision of the pension plan investment allocations.

        The revision is expected to result in a higher fixed income allocation. Until the investment allocation review is complete and implemented, we have suspended our practice of rebalancing the portfolio on a quarterly basis. This has resulted in an investment allocation of 68% equities and 32% fixed income/cash at December 31, 2008.

        The Plan's investment policy includes the investment objective that the achieved long-term rates of return meet or exceed the assumed actuarial rate. The policy strategy seeks to prudently invest in a diversified portfolio of predominately equity and fixed income assets. The policy provides that the Plan will maintain a passive core United States Stock portfolio based on a broad market index. Complementing this core will be investments in United States and foreign equities through actively managed mutual funds.

        The policy contains certain prohibitions on transactions in separately managed portfolios in which the Plan may invest, including prohibitions on short sales and the use of options or futures contracts. With regards to pooled funds, the policy requires the evaluation of the appropriateness of such funds for managing Plan assets if a fund engages in such transactions. The Plan has historically not invested in funds engaging in such transactions.

BLACK HILLS POWER, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007 and 2006

(9) EMPLOYEE BENEFIT PLANS (Continued)

Cash Flows

        The Company made no contributions to the Plan in 2008, but expects to contribute $0.3 million to the Plan in 2009.

Supplemental Nonqualified Defined Benefit Retirement Plans

        The Company has various supplemental retirement plans for key executives of the Company. The Plans are nonqualified defined benefit plans. The Company uses a December 31 measurement date for the Plans.

Plan Assets

        The Plan has no assets. The Company funds on a cash basis as benefits are paid.

Estimated Cash Flows

        The estimated employer contribution is expected to be $0.1 million in 2009. Contributions are expected to be made in the form of benefit payments.

Non-pension Defined Benefit Postretirement Plan

        Employees who are participants in the Company's Postretirement Healthcare Plan and who retire from the Company on or after attaining age 55 after completing at least five years of service to the Company are entitled to postretirement healthcare benefits. These benefits are subject to premiums, deductibles, co-payment provisions and other limitations. The Company may amend or change the Plan periodically. The Company is not pre-funding its retiree medical plan. The Company uses a December 31 measurement date for the Plan.

        It has been determined that the Plan's post-65 retiree prescription drug plans are actuarially equivalent and qualify for the Medicare Part D subsidy. The effect of the Medicare Part D subsidy on the accumulated postretirement benefit obligation for the fiscal year ending December 31, 2008, was an actuarial gain of approximately $1.0 million. The effect on 2009 net periodic postretirement benefit cost will be a decrease of approximately $0.1 million.

Plan Assets

        The Plan has no assets. The Company funds on a cash basis as benefits are paid.

Estimated Cash Flows

        The estimated employer contribution is expected to be $0.2 million in 2009. Contributions are expected to be made in the form of benefit payments.

        The following tables provide a reconciliation of the Employee Benefit Plan's obligations and fair value of assets for 2008 and 2007, components of the net periodic expense for the years ended 2008, 2007 and 2006 and elements of regulatory assets and liabilities and AOCI for 2008 and 2007.

BLACK HILLS POWER, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007 and 2006

(9) EMPLOYEE BENEFIT PLANS (Continued)

Benefit Obligations

	Defined Benefit Pension Plans		Supplemental Nonqualified Defined Benefit Retirement Plans		Non-pension Defined Benefit Postretirement Plans
	2008	2007	2008	2007	2008	2007
	(in thousands)
Change in benefit obligation:
Projected benefit obligation at beginning of year	$48,937	$50,340	$1,958	$1,999	$6,649	$6,791

Service cost	1,396	1,137	—	—	264	211
Interest cost	3,790	2,923	150	116	522	398
Actuarial (gain) loss	2,712	(328)	65	(54)	506	(571)
Amendments	—	—	—	—	—	—
Discount rate change	—	(2,641)	—	—	—	—
Benefits paid	(2,838)	(2,145)	(142)	(103)	(830)	(638)
Asset transfer to affiliate	(2,032)	(349)	(359)	—	(297)	(19)
Medicare Part D adjustment	—	—	—	—	71	75
Plan participant's contributions	—	—	—	—	508	402

Net increase (decrease)	3,028	(1,403)	(286)	(41)	744	(142)

Projected benefit obligation at end of year	$51,965	$48,937	$1,672	$1,958	$7,393	$6,649

        A reconciliation of the fair value of Plan assets (as of the December 31 measurement date) is as follows:

	Defined Benefit Pension Plans		Supplemental Nonqualified Defined Benefit Retirement Plans		Non-pension Defined Benefit Postretirement Plans
	2008	2007	2008	2007	2008	2007
			(in thousands)
Beginning market value of plan assets	$52,466	$46,916	$—	$—	$—	$—
Investment income	(8,771)	8,044	—	—	—	—
Benefits paid	(2,249)	(2,145)	—	—	—	—
Asset transfer to affiliate	—	(349)	—	—	—	—

Ending market value of plan assets	$41,446	$52,466	$—	$—	$—	$—

BLACK HILLS POWER, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007 and 2006

(9) EMPLOYEE BENEFIT PLANS (Continued)

        Amounts recognized in the statement of financial position consist of:

	Defined Benefit Pension Plans		Supplemental Nonqualified Defined Benefit Retirement Plans		Non-pension Defined Benefit Postretirement Plans
	2008	2007	2008	2007	2008	2007
			(in thousands)
Regulatory asset (liability)	$26,256	$2,998	$—	$—	$(11)	$(480)
Current liability	—	—	109	129	223	186
Non-current asset (liability)	(19,864)	3,529	(1,564)	(1,801)	(7,169)	(6,399)

Accumulated Benefit Obligation

	Defined Benefit Pension Plans		Supplemental Nonqualified Defined Benefit Retirement Plans		Non-pension Defined Benefit Postretirement Plans
	2008	2007	2008	2007	2008	2007
			(in thousands)
Accumulated benefit obligation	$43,894	$41,823	$1,622	$1,808	$7,393	$6,649

Components of Net Periodic Expense

	Defined Benefit Pension Plans			Supplemental Nonqualified Defined Benefit Retirement Plans			Non-pension Defined Benefit Postretirement Plans
	2008	2007	2006	2008	2007	2006	2008	2007	2006
				(in thousands)
Service cost	$1,117	$1,137	$1,085	$—	$—	$—	$211	$211	$249
Interest cost	3,032	2,923	2,720	120	116	113	417	398	398
Expected return on assets	(4,374)	(3,885)	(3,557)	—	—	—	—	—	—
Amortization of prior service cost	112	103	103	1	1	1	—	—	(19)
Amortization of transition obligation	—	—	—	—	—	—	51	51	117
Recognized net actuarial loss	—	408	665	44	57	67	(1)	—	—

Net periodic expense	$(113)	$686	$1,016	$165	$174	$181	$678	$660	$745

BLACK HILLS POWER, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007 and 2006

(9) EMPLOYEE BENEFIT PLANS (Continued)

AOCI

        In accordance with SFAS 158, amounts included in AOCI, after-tax, that have not yet been recognized as components of net periodic benefit cost at December 31, are as follows:

	Defined Benefit Pension Plans		Supplemental Nonqualified Defined Benefit Retirement Plans		Non-pension Defined Benefit Postretirement Plans
	2008	2007	2008	2007	2008	2007
			(in thousands)
Net loss	$—	$—	$(347)	$(418)	$—	$—
Prior service cost	—	—	(1)	(1)	—	—
Transition obligation	—	—	—	—	—	—

	$—	$—	$(348)	$(419)	$—	$—

        The amounts in AOCI, regulatory assets or regulatory liabilities, after-tax, expected to be recognized as a component of net periodic benefit cost during calendar year 2009 are as follows:

	Defined Benefits Pension Plans	Supplemental Nonqualified Defined Benefit Retirement Plans	Non-pension Defined Benefit Postretirement Plans
	(in thousands)
Net loss	$1,118	$28	$—
Prior service cost	73	—	—
Transition obligation	—	—	33

Total net periodic benefit cost expected to be recognized during calendar year 2008	$1,191	$28	$33

BLACK HILLS POWER, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007 and 2006

(9) EMPLOYEE BENEFIT PLANS (Continued)

Assumptions

	Defined Benefit Pension Plans			Supplemental Nonqualified Defined Benefit Retirement Plans			Non-pension Defined Benefit Postretirement Plans
Weighted-average assumptions used to determine benefit obligations:	2008	2007	2006	2008	2007	2006	2008	2007	2006
Discount rate	6.20%	6.35%	5.95%	6.20%	6.35%	5.95%	6.10%	6.35%	5.95%
Rate of increase in compensation levels	4.25%	4.34%	4.31%	5.00%	5.00%	5.00%	N/A	N/A	N/A

Weighted-average assumptions used to determine net periodic benefit cost for plan year:	2008	2007	2006	2008	2007	2006	2008	2007	2006
Discount rate	6.35%	5.95%	5.75%	6.35%	5.95%	5.75%	6.35%	5.95%	5.75%
Expected long-term rate of return on assets*	8.50%	8.50%	8.50%	N/A	N/A	N/A	N/A	N/A	N/A
Rate of increase in compensation levels	4.34%	4.31%	4.34%	N/A	5.00%	5.00%	N/A	N/A	N/A

*
The expected rate of return on plan assets remained at 8.50% for the calculation of the 2009 net periodic pension cost.

        The healthcare cost trend rate assumption for 2008 fiscal year benefit obligation determination and 2009 fiscal year expense is a 9% increase for 2009 grading down 1% per year until a 5% ultimate trend rate is reached in fiscal year 2013. The healthcare cost trend rate assumption for the 2008 fiscal year benefit obligation determination and 2008 fiscal year expense was a 10% increase for 2008 grading down 1% per year until a 5% ultimate trend rate is reached in fiscal year 2013.

The healthcare cost trend rate assumption has a significant effect on the amounts reported. A 1% increase in the healthcare cost trend assumption would increase the service and interest cost $0.1 million or 21% and the accumulated periodic postretirement benefit obligation $1.3 million or 18%. A 1% decrease would reduce the service and interest cost by $0.1 million or 16% and the accumulated periodic postretirement benefit obligation $1.0 million or 14%.

        The following benefit payments, which reflect future service, are expected to be paid (in thousands):

			Non-pension Defined Benefit Postretirement Plans
	Defined Benefit Pension Plans	Supplemental Nonqualified Defined Benefit Retirement Plan	Expected Gross Benefit Payments	Expected Medicare Part D Drug Benefit Subsidy	Expected Net Benefit Payments
2009	$2,440	$109	$298	$(75)	$223
2010	2,561	107	340	(83)	257
2011	2,695	111	384	(91)	293
2012	2,780	92	404	(100)	304
2013	2,917	74	441	(108)	333
2014-2018	16,817	421	2,667	(643)	2,024

BLACK HILLS POWER, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007 and 2006

(9) EMPLOYEE BENEFIT PLANS (Continued)

Defined Contribution Plan

        The Parent sponsors a 401(k) savings plan in which employees of the Company may participate. Participants may elect to invest up to 20% of their eligible compensation on a pre-tax basis, up to a maximum amount established by the Internal Revenue Service. The Company provides a matching contribution of 100% of the employee's annual contribution up to a maximum of 3% of eligible compensation. Matching contributions vest at 20% per year and are fully vested when the participant has 5 years of service with the Company. The Company's matching contributions were $0.7 for 2008, $0.6 million for 2007 and $0.6 million for 2006.

(10) RELATED-PARTY TRANSACTIONS

Receivables and Payables

        The Company has accounts receivable balances related to transactions with other BHC subsidiaries. The balances were $12.6 million and $8.9 million as of December 31, 2008 and 2007, respectively. The Company also has accounts payable balances related to transactions with other BHC subsidiaries. The balances were $10.4 million and $3.2 million as of December 31, 2008 and 2007, respectively.

Money Pool Notes Receivable and Notes Payable

        The Company has a Utility Money Pool Agreement with the Parent, Cheyenne Light and Black Hills Utility Holdings. Under the agreement, the Company may borrow from the Parent. The Agreement restricts the Company from loaning funds to the Parent or to any of the Parent's non-utility subsidiaries; the Agreement does not restrict the Company from making dividends to the Parent. Borrowings under the agreement bear interest at the daily cost of external funds as defined under the Agreement, or if there are no external funds outstanding on that date, then the rate will be the daily one month LIBOR rate plus 100 basis points.

        The Company through the Utility Money Pool had a net note payable balance to the Parent of $70.2 million as of December 31, 2008 and a note receivable balance from Cheyenne Light and the Parent of $10.3 million as of December 31, 2007. Advances under this note bear interest at 0.70% above the daily LIBOR rate (1.14% at December 31, 2008). Net interest expense of $0.9 million and net interest income of $0.9 million was recorded for the years ended December 31, 2008 and 2007, respectively.

Other Balances and Transactions

        The Company also received revenues of approximately $1.2 million, $1.9 million and $2.4 million for the years ended December 31, 2008, 2007 and 2006, respectively, from Black Hills Wyoming, Inc. for the transmission of electricity.

        The Company recorded revenues of $0.2 million, $1.4 million and $3.3 million for the years ending December 31, 2008, 2007 and 2006, respectively, relating to payments received pursuant to a natural gas swap entered into with Enserco.

        The Company received revenues of approximately $2.8 million for the year ended December 31, 2008, from Cheyenne Light for the sale of electricity and dispatch services.

BLACK HILLS POWER, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007 and 2006

(10) RELATED-PARTY TRANSACTIONS (Continued)

        The Company purchases coal from WRDC. The amount purchased during the years ended December 31, 2008, 2007 and 2006 was $15.5 million, $12.6 million and $10.8 million, respectively. These amounts are included in Fuel and purchased power on the accompanying Statements of Income.

        The Company purchases excess power generated by Cheyenne Light. The amount purchased during the year ended December 31, 2008 was $6.4 million.

        In order to fuel its combustion turbine, the Company purchased natural gas from Enserco. The amount purchased during the years ended December 31, 2008, 2007 and 2006 was approximately $8.0 million, $4.5 million and $7.2 million, respectively. These amounts are included in Fuel and purchased power on the accompanying Statements of Income.

        In addition, the Company also pays the Parent for allocated corporate support service cost incurred on its behalf. Corporate costs allocated from the Parent were $12.4 million and $11.3 million for the years ended December 31, 2008 and 2007, respectively.

        The Company has funds on deposit from Black Hills Wyoming for transmission system reserve in the amount of $1.9 million and $1.8 million at December 31, 2008 and 2007, respectively, which is included in Deferred credits and other liabilities, Other on the accompanying Balance Sheets. Interest on the deposit accrues quarterly at an average prime rate (5% at December 31, 2008).

        On January 1, 2006, the Company assumed the assets and liabilities of Mayer Radio, Inc., a subsidiary of the Parent. Results from the assumption of the business unit activity were not material to the Company.

        On August 28, 2008 the Company entered into a contract with Cheyenne Light under which Cheyenne Light will sell up to 20 MW wind-generated, renewable energy to the Company until 2028. Purchases from this agreement during 2008 were $0.6 million.

(11) COMMITMENTS AND CONTINGENCIES

Power Purchase and Transmission Services Agreements

        In 1983, the Company entered into a 40 year power purchase agreement with PacifiCorp providing for the purchase by the Company of 75 MW of electric capacity and energy from PacifiCorp's system. An amended agreement signed in October 1997 reduces the contract capacity by 25 MW (5 MW per year starting in 2000). The price paid for the capacity and energy is based on the operating costs of one of PacifiCorp's coal-fired electric generating plants. Costs incurred under this agreement were $11.6 million in 2008, $10.9 million in 2007 and $10.1 million in 2006.

        The Company also has a firm point-to-point transmission service agreement with PacifiCorp that expires on December 31, 2023. The agreement provides that the following amounts of the Company's capacity and energy will be transmitted by PacifiCorp: 17 MW in 2005-2006 and 50 MW in 2007-2023. Costs incurred under this agreement were $1.2 million in 2008, $1.2 million in 2007 and $0.4 million in 2006.

  •
  A 20-year power purchase agreement with Cheyenne Light expiring in 2028, under which we will purchase up to 20 MW of renewable energy through Cheyenne Light's agreement with Happy Jack Wind Farms, LLC; and

  •
  A Generation Dispatch Agreement with Cheyenne Light that requires the Company to purchase all of Cheyenne Light's excess energy.

BLACK HILLS POWER, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007 and 2006

(11) COMMITMENTS AND CONTINGENCIES (Continued)

Long-Term Power Sales Agreements

  •
  The Company has a ten-year power sales contract with MEAN for 20 MW of unit-contingent capacity from the Neil Simpson II plant. The contract expires in 2013; and

  •
  The Company has a power purchase agreement with MDU for the supply of up to 74 MW of capacity and energy for Sheridan, Wyoming from 2007 through 2016. The Company also has a contract with the City of Gillette, Wyoming, expiring in 2012, to provide the city's first 23 MW of capacity and energy. The agreement renews automatically and requires a seven-year notice of termination. Both contracts are served by the Company and are integrated into its control area and are treated as part of the utility's firm native load.

Legal Proceedings

Ongoing Litigation

        The Company is subject to various legal proceedings, claims and litigation which arise in the ordinary course of operations. In the opinion of management, the amount of liability, if any, with respect to these actions would not materially affect the financial position, results of operations or cash flows of the Company.

(12) QUARTERLY HISTORICAL DATA (Unaudited)

        The Company operates on a calendar year basis. The following table sets forth selected unaudited historical operating results data for each quarter of 2008 and 2007.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands)
2008:
Operating revenues	$57,632	$57,978	$59,358	$57,706
Operating income	10,591	9,270	10,228	8,547
Net income	5,576	5,251	6,371	5,561
2007:
Operating revenues	$47,767	$44,972	$51,774	$55,188
Operating income	12,545	10,060	11,148	13,761
Net income	6,699	4,881	5,781	7,535

(13) SUBSEQUENT EVENT

        On February 24, 2009, the SDPUC approved an Energy Cost Adjustment for South Dakota customers effective March 1, 2009. The Company will absorb the first $2.0 million in increased costs and both South Dakota customers and the Company will share in absorbing costs above that amount.

        BLACK HILLS POWER, INC.
SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

Description	Balance at beginning of year	Additions Charged to costs and expenses	Deductions	Balance at end of year
	(in thousands)
Allowance for doubtful accounts:
2008	$388	$637	$(655)	$370
2007	250	320	(182)	388
2006	830	163	(743)	250

BLACK HILLS POWER, INC.

CONDENSED STATEMENTS OF INCOME

(unaudited)

	Six Months Ended June 30,
	2009	2008
	(in thousands)
Operating revenue	$101,294	$115,610

Operating expenses:
Fuel and purchased power	42,515	55,725
Operations and maintenance	16,124	16,011
Administrative and general	13,243	10,073
Depreciation and amortization	10,052	10,530
Taxes, other than income taxes	3,649	3,409

	85,583	95,748

Operating income	15,711	19,862

Other income (expense):
Interest expense	(5,410)	(5,206)
Interest income	164	119
Allowance for funds used during construction—equity	2,677	890
Other income, net	797	168

	(1,772)	(4,029)

Income before income taxes	13,939	15,833
Income taxes	(3,870)	(5,006)

Net income	$10,069	$10,827

The accompanying notes to condensed financial statements are an integral part of these condensed financial statements.

BLACK HILLS POWER, INC.

CONDENSED BALANCE SHEET

(unaudited)

June 30, 2009
(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$626
Receivables (net of allowance for doubtful accounts of $365)—
Customers	15,251
Affiliates	2,707
Other	6,384
Materials, supplies and fuel	19,149
Other current assets	7,399

51,516

Investments	4,138

Property, plant and equipment	897,660
Less accumulated depreciation	(289,885)

607,775

Other assets:
Regulatory assets	33,732
Other	1,601

35,333

$698,762

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current maturities of long-term debt	$32,021
Accounts payable	38,175
Accounts payable—affiliates	9,155
Notes payable—affiliates	75,826
Accrued liabilities	16,767
Deferred income taxes	1,331

173,275

Long-term debt, net of current maturities	117,204

Deferred credits and other liabilities:
Deferred income taxes	88,758
Regulatory liabilities	14,340
Benefit plan liabilities	31,962
Other	8,210

143,270

Stockholder's equity:
Common stock $1 par value; 50,000,000 shares authorized; 23,416,396 shares issued	23,416
Additional paid-in capital	39,575
Retained earnings	203,350
Accumulated other comprehensive loss	(1,328)

265,013

$698,762

The accompanying notes to condensed financial statements are an integral part of these condensed financial statements.

BLACK HILLS POWER, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended June 30,
	2009	2008
	(in thousands)
Operating activities:
Net income	$10,069	$10,827
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	10,052	10,530
Provision for valuation allowances	(5)	48
Deferred income tax	3,634	3,041
Allowance for funds used during construction—equity	(2,677)	(890)
Change in operating assets and liabilities—
Accounts receivable and other current assets	10,255	8,617
Accounts payable and other current liabilities	11,011	1,859
Other operating activities	3,529	1,299

	45,868	35,331

Investing activities:
Property, plant and equipment additions	(76,911)	(58,841)
Proceeds from sale of ownership interest in plant	32,321	—
Change in money pool notes receivable from affiliate, net	—	10,304
Other investing activities	(4,314)	(166)

	(48,904)	(48,703)

Financing activities:
Long-term debt—repayments	(1,984)	(1,982)
Change in money pool note payable to affiliate, net	5,642	13,325

	3,658	11,343

Increase (decrease) in cash and cash equivalents	622	(2,029)
Cash and cash equivalents:
Beginning of period	4	2,033

End of period	$626	$4

Supplemental disclosure of cash flow information:
Non-cash investing and financing activities:
Property, plant and equipment acquired with accrued liabilities	$27,782	$11,449

Cash paid during the period for:
Interest (net of amounts capitalized)	$4,970	$5,820

Income taxes paid	$621	$4,333

The accompanying notes to condensed financial statements are an integral part of these condensed financial statements.

BLACK HILLS POWER, INC.

Notes to Condensed Financial Statements

(unaudited)

(Reference is made to Notes to Audited Financial Statements
included elsewhere in this Prospectus)

(1) MANAGEMENT'S STATEMENT

        The condensed financial statements included herein have been prepared by Black Hills Power, Inc., (the "Company," "we," "us," "our") without audit, pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations; however, we believe that the footnotes adequately disclose the information presented. These financial statements should be read in conjunction with the audited financial statements and the notes thereto, included elsewhere in this Prospectus. These financial statements include consideration of events through August 14, 2009.

        Accounting methods historically employed require certain estimates as of interim dates. The information furnished in the accompanying financial statements reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the June 30, 2009 and June 30, 2008 financial information and are of a normal recurring nature. The results of operations for the six months ended June 30, 2009 and our financial condition as of June 30, 2009 are not necessarily indicative of the results of operations and financial condition to be expected as of or for any other period.

(2) RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

SFAS 157

        During September 2006, the FASB issued SFAS 157. This Statement defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. SFAS 157 does not expand the application of fair value accounting to any new circumstances, but applies the framework to other accounting pronouncements that require or permit fair value measurement. We adopted the provisions of SFAS 157 on January 1, 2008 for all assets and liabilities measured at fair value. The adoption of SFAS 157 and related FSPs did not have a material impact on our financial position, results of operations or cash flows.

SFAS 161

        In March 2008, the FASB issued SFAS 161 which requires enhanced disclosures about derivative and hedging activities and their affect on an entity's financial position, financial performance and cash flows. SFAS 161 encourages, but does not require, disclosures for earlier periods presented for comparative purposes at initial adoption. We adopted the provisions of SFAS 161 on January 1, 2009.

        At June 30, 2009, we do not hold any derivative instruments. We occasionally hold natural gas in storage for use as fuel for generating electricity with our gas-fired combustion turbines. To minimize associated price risk and seasonal storage level requirements, we occasionally utilize various derivative instruments in managing these risks. Additionally, we engage in activities to manage risk associated with changes in interest rates. In prior years, we entered into floating-to-fixed interest rate swap agreements to minimize our exposure to interest rate fluctuations associated with our floating rate debt obligations. These swaps were designated as cash flow hedges in accordance with SFAS 133, and accordingly the resulting gain or loss is carried in Accumulated other comprehensive loss on the accompanying Condensed Balance Sheet and amortized over the life of the related debt. For the six months ended

BLACK HILLS POWER, INC.

Notes to Condensed Financial Statements (Continued)

(unaudited)

(Reference is made to Notes to Audited Financial Statements
included elsewhere in this Prospectus)

(2) RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS (Continued)

June 30, 2009 and 2008, respectively, we amortized less than $0.1 million from Accumulated other comprehensive loss to Interest expense related to a settled interest rate swap designated as a cash flow hedge.

SFAS 165

        In May 2009, the FASB issued SFAS 165, which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued. We adopted and applied the provisions of SFAS 165 for our financial statements issued after June 15, 2009.

FSP FAS 107-1

        In April 2009, the FASB approved FSP FAS 107-1 effective for interim and annual periods ending after June 15, 2009. This FSP requires public companies to provide more frequent disclosures about the fair value of their financial instruments. These disclosures are included in Note 7.

(3) RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

SFAS 167

        In June 2009, the FASB issued SFAS 167 which is a revision to FASB Interpretation No. 46(R). This Statement amends the analysis performed by a company in determining whether an entity that is insufficiently capitalized or is not controlled through a voting interest should be consolidated. It will require additional disclosures about the involvement with variable interest entities and any significant changes in risk exposure due to that involvement. We are currently assessing the impact that the adoption of this Statement will have on our financial condition, results of operations, and cash flows.

SFAS 168

        On July 1, 2009, the FASB Accounting Standards Codification™ will become the source of authoritative GAAP recognized by the FASB to be applied by non-governmental entities. On the effective date of this Statement, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We will update GAAP references for financial statements issued after September 15, 2009.

        Following this Statement, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Task Force Abstracts. Instead, it will issue Accounting Standards Updates. The FASB will not consider Accounting Standards Updates as authoritative in their own right. Accounting Standards Updates will serve only to update the Codification, provide background information about the guidance, and provide the basis for conclusions on the change(s) in the Codification.

BLACK HILLS POWER, INC.

Notes to Condensed Financial Statements (Continued)

(unaudited)

(Reference is made to Notes to Audited Financial Statements
included elsewhere in this Prospectus)

(3) RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (Continued)

FSP FAS 132(R)-1

        During December 2008, the FASB issued FSP FAS 132(R)-1, which provides guidance on an employer's disclosures about plan assets in a defined benefit pension or other postretirement plan to provide users of financial statements with an understanding of:

  •
  How investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies;

  •
  The major categories of plan assets;

  •
  The input and valuation techniques used to measure the fair value of plan assets;

  •
  The effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period; and

  •
  Significant concentrations of risk within plan assets.

FSP FAS 132(R)-1 is effective for fiscal years ending after December 15, 2009. We do not expect the adoption of FSP FAS 132(R)-1 to have a significant effect on our financial statements.

(4) OTHER COMPREHENSIVE INCOME

        The following table presents the components of Other comprehensive income (in thousands):

	Six Months Ended June 30,
	2009	2008
Net income	$10,069	$10,827
Other comprehensive income (loss), net of tax:
Reclassification adjustments included in net income (net of tax of $(11) and $48, respectively)	21	(90)

Total comprehensive income	$10,090	$10,737

        Balances by classification included within Accumulated other comprehensive loss on the accompanying Condensed Balance Sheet are as follows (in thousands):

	Derivatives Designated as Cash Flow Hedges	Employee Benefit Plans	Total
As of June 30, 2009	$(911)	$(417)	$(1,328)

BLACK HILLS POWER, INC.

Notes to Condensed Financial Statements (Continued)

(unaudited)

(Reference is made to Notes to Audited Financial Statements
included elsewhere in this Prospectus)

(5) RELATED-PARTY TRANSACTIONS

Receivables and Payables

        We have accounts receivable balances related to transactions with other BHC subsidiaries. The balance was $2.7 million as of June 30, 2009. We also have accounts payable balances related to transactions with other BHC subsidiaries. The balance was $9.2 million as of June 30, 2009.

Money Pool Notes Receivable and Notes Payable

        We have entered into a Utility Money Pool Agreement with BHC, Cheyenne Light and Black Hills Energy. Under the agreement, we may borrow from the Parent. The Agreement restricts us from loaning funds to the Parent or to any of the Parent's non-utility subsidiaries; the Agreement does not restrict us from making dividends to the Parent. Borrowings under the agreement bear interest at the daily cost of external funds as defined under the Agreement, or if there are no external funds outstanding on that date, then the rate will be the daily one month LIBOR rate plus 100 basis points.

        Through the Utility Money Pool, we had net note payable balances and interest payable of $76.3 million as of June 30, 2009. Advances under this note bear interest at 0.70 percent above the daily LIBOR rate (which equates to 1.01% at June 30, 2009). Net interest expense of $1.1 million was recorded for the six months ended June 30, 2009. Net interest expense was less than $0.1 million for the six months ended June 30, 2008.

Other Balances and Transactions

        We also received revenues of approximately $0.4 million and $0.7 million for the six months ended June 30, 2009 and 2008, respectively, from Black Hills Wyoming for the transmission of electricity.

        We recorded revenues of $0.2 million for the six months ended June 30, 2008 relating to payments received pursuant to a natural gas swap entered into with Enserco, with a third party transacted by Enserco on our behalf.

        We received revenues of approximately $0.7 million and $1.1 million for the six months ended June 30, 2009 and 2008, respectively, from Cheyenne Light for the sale of electricity and dispatch services.

        We purchase coal from WRDC. The amount purchased during the six months ended June 30, 2009 and 2008 was $7.1 million and $5.9 million, respectively.

        We purchase excess power generated by Cheyenne Light. The amount purchased during the six months ended June 30, 2009 was $3.9 million and includes $1.3 million for wind-generated power for the six months ended June 30, 2009. The amount purchased for the six month period ended June 30, 2008 was $3.1 million. On August 28, 2008, we entered into a contract with Cheyenne Light under which Cheyenne Light sells up to 20 MW of wind-generated, renewable energy to us until 2028.

        In order to fuel our combustion turbine, we purchase natural gas from Enserco. The amount purchased was $0.6 million and $3.5 million for the six months ended June 30, 2009 and 2008,

BLACK HILLS POWER, INC.

Notes to Condensed Financial Statements (Continued)

(unaudited)

(Reference is made to Notes to Audited Financial Statements
included elsewhere in this Prospectus)

(5) RELATED-PARTY TRANSACTIONS (Continued)

respectively. These amounts are included in Fuel and purchased power on the accompanying Condensed Statements of Income.

        In addition, we also pay the Parent for allocated corporate support service cost incurred on our behalf. Corporate costs allocated from the Parent were $7.4 million and $6.1 million for the six months ended June 30, 2009 and 2008, respectively.

        We have funds on deposit from Black Hills Wyoming for transmission system reserve in the amount of $1.9 million as of June 30, 2009, which is included in Other, Deferred credits and other liabilities on the accompanying Condensed Balance Sheet. Interest on the funds accrues quarterly at an average quarterly prime rate (3.37% at June 30, 2009).

(6) EMPLOYEE BENEFIT PLANS

Defined Benefit Pension Plan

        We have a noncontributory defined benefit pension plan (the "Plan") covering the employees who meet certain eligibility requirements.

        The components of net periodic benefit cost for the Plan are as follows (in thousands):

	Six Months Ended June 30,
	2009	2008
Service cost	$584	$558
Interest cost	1,570	1,516
Expected return on plan assets	(1,314)	(2,188)
Prior service cost	56	56
Net loss	860	—

Net periodic benefit cost	$1,756	$(58)

        A contribution totaling less than $0.1 million was made to the Plan in the first quarter of 2009. There are no further contributions expected to be made to the Plan in 2009.

Supplemental Nonqualified Defined Benefit Plans

        We have various supplemental retirement plans for key executives (the "Supplemental Plans"). The Supplemental Plans are non-qualified defined benefit plans.

BLACK HILLS POWER, INC.

Notes to Condensed Financial Statements (Continued)

(unaudited)

(Reference is made to Notes to Audited Financial Statements
included elsewhere in this Prospectus)

(6) EMPLOYEE BENEFIT PLANS (Continued)

        The components of net periodic benefit cost for the Supplemental Plans are as follows (in thousands):

	Six Months Ended June 30,
	2009	2008
Interest cost	$50	$60
Net loss	22	22

Net periodic benefit cost	$72	$82

        We anticipate that we will make contributions to the Supplemental Plans for the 2009 fiscal year of approximately $0.1 million. Contributions are expected to be in the form of benefit payments.

Non-pension Defined Benefit Postretirement Plans

        Employees who are participants in the Postretirement Healthcare Plans ("Healthcare Plans") and who meet certain eligibility requirements are entitled to postretirement healthcare benefits.

        The components of net periodic benefit cost for the Healthcare Plans are as follows (in thousands):

	Six Months Ended June 30,
	2009	2008
Service cost	$108	$104
Interest cost	222	208
Net transition obligation	26	26

Net periodic benefit cost	$356	$338

        We anticipate that we will make contributions to the Healthcare Plan for the 2009 fiscal year of approximately $0.2 million. Contributions are expected to be made in the form of benefit payments.

        It has been determined that the post-65 retiree prescription drug plans are actuarially equivalent and qualify for the Medicare Part D subsidy. The decrease in net periodic postretirement benefit cost due to the subsidy was $0.1 million.

BLACK HILLS POWER, INC.

Notes to Condensed Financial Statements (Continued)

(unaudited)

(Reference is made to Notes to Audited Financial Statements
included elsewhere in this Prospectus)

(7) FAIR VALUE OF FINANCIAL INSTRUMENTS

        The estimated fair values of our financial instruments at June 30 are as follows (in thousands):

	2009
	Carrying Amount	Fair Value
Cash and cash equivalents	$626	$626
Long-term debt	$149,225	$157,081

        The following methods and assumptions were used to estimate the fair value of each class of our financial instruments.

Cash and Cash Equivalents

        The carrying amount approximates fair value due to the short maturity of these instruments.

Long-Term Debt

        The fair value of our long-term debt is estimated based on quoted market rates for debt instruments having similar maturities and similar debt ratings.

(8) COMMITMENTS AND CONTINGENCIES

Legal Proceedings

        We are subject to various legal proceedings, claims and litigation as described in Note 11 of the Notes to Audited Financial Statements included elsewhere in this Prospectus. There have been no material developments in any previously reported proceedings or any new material proceedings that have developed or material proceedings that have terminated during the first six months of 2009.

        In the normal course of business, we are subject to various lawsuits, actions, proceedings, claims and other matters asserted under laws and regulations. We believe the amounts provided in our financial statements are adequate in light of the probable and estimable contingencies. However, there can be no assurance that the actual amounts required to satisfy alleged liabilities from various legal proceedings, claims and other matters discussed below, and to comply with applicable laws and regulations, will not exceed the amounts reflected in our financial statements. As such, costs, if any, that may be incurred in excess of those amounts provided as of June 30, 2009, cannot be reasonably determined and could have a material adverse effect on our results of operations, financial position or cash flows.

Extension of Long-Term Power Sales Agreement with MEAN

        In March 2009, our 10-year power sales contract between MEAN that originally expired in 2013 was re-negotiated and extended until 2023. Under the new contract, MEAN will purchase 20 MW of unit-contingent capacity from the Neil Simpson II and the Wygen III plants with capacity purchase

BLACK HILLS POWER, INC.

Notes to Condensed Financial Statements (Continued)

(unaudited)

(Reference is made to Notes to Audited Financial Statements
included elsewhere in this Prospectus)

(8) COMMITMENTS AND CONTINGENCIES (Continued)

decreasing to 15 MW in 2018, 12 MW in 2020 and 10 MW in 2022. The unit-contingent capacity amounts from Wygen III and Neil Simpson II plants are as follows:

2009-2017	20 MW—10 MW contingent on Wygen III and 10 MW contingent on Neil Simpson II
2018-2019	15 MW—10 MW contingent on Wygen III and 5 MW contingent on Neil Simpson II
2020-2021	12 MW—6 MW contingent on Wygen III and 6 MW contingent on Neil Simpson II
2022-2023	10 MW—5 MW contingent on Wygen III and 5 MW contingent on Neil Simpson II

Sale to MDU

        On April 9, 2009, we sold to MDU a 25% ownership interest in our Wygen III generation facility currently under construction. At closing, MDU made a payment to us for its 25% share of the costs to date on the ongoing construction of the facility. Proceeds of $32.8 million were received. MDU will continue to reimburse us for its 25% of the total costs paid to complete the project. In conjunction with the sales transaction, we also modified a 2004 power purchase agreement with MDU under which we supplied MDU with 74 MW of capacity and energy through 2016.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        All amounts, which are payable by the Registrants, are estimates.

SEC registration fee	$	*
Legal fees and expenses		150,000
Accounting fees and expenses		110,000
Printing and shipping expenses		40,000
Trustee's and transfer agent's fees and expenses		10,000
Miscellaneous		5,000

Total		$315,000

*
Deferred in accordance with Rules 456(b) and 457(r) of the Securities Act of 1933.

Item 15.    Indemnification of Directors and Officers.

Black Hills Corporation

        Section 47-1A-851 of the South Dakota Codified Laws allows a corporation to indemnify any person who was, is, or is threatened to be made a defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, against judgments, settlements, penalties, fines and reasonable expenses (including attorneys' fees) incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believed to be, in the case of conduct in an official capacity, in the best interests of the corporation, and in all other cases, at least not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. Unless ordered by a court, the corporation may not indemnify a director (a) in respect of a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct in Section 47-1A-851, or (b) in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled, whether or not involving action in the director's official capacity.

        Black Hills Corporation's Bylaws provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including all appeals, by reason of the fact that such person is or was serving or has agreed to serve as a director or officer of Black Hills Corporation or at its request of another corporation or entity, who acted in good faith and in a manner which such person reasonably believed to be within the scope of such person's authority and in, or not opposed to, Black Hills Corporation's best interests, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe their conduct was unlawful, against liability incurred by such person in connection with the defense or settlement of such action or suit and any appeal therefrom. With respect to proceedings by or in Black Hills Corporation's right to procure judgment in our favor, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Black Hills Corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity. In addition, Black Hills Corporation has entered into specific agreements with its directors and officers providing for indemnification of such persons under certain circumstances.

        Black Hills Corporation's Restated Articles of Incorporation also eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors. This provision, however, does not eliminate a director's liability (a) for any breach of the director's duty of loyalty to Black Hills Corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful distributions by directors in violation of the South Dakota Codified Laws, or (d) for any transaction for which the director derived an improper personal benefit.

        Black Hills Corporation carries directors' and officers' liability insurance to insure its directors and officers against liability for certain errors and omissions and to defray costs of a suit or proceeding against an officer or director.

        Any underwriting agreement entered into in connection with the sale of securities offered by this registration statement will provide for indemnification of Black Hills Corporation, its directors and its officers for some liabilities, including liabilities under the Securities Act of 1933, as amended.

Black Hills Power, Inc.

        Section 47-1A-851 of the South Dakota Codified Laws allows a corporation to indemnify any person who was, is, or is threatened to be made a defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, against judgments, settlements, penalties, fines and reasonable expenses (including attorneys' fees) incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believed to be, in the case of conduct in an official capacity, in the best interests of the corporation, and in all other cases, at least not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. Unless ordered by a court, the corporation may not indemnify a director (a) in respect of a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct in Section 47-1A-851, or (b) in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled, whether or not involving action in the director's official capacity.

        Black Hills Power Inc.'s Bylaws provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including all appeals, by reason of the fact that such person is or was serving or has agreed to serve as a director or officer of Black Hills Power, Inc. or at its request of another corporation or entity, who acted in good faith and in a manner which such person reasonably believed to be within the scope of such person's authority and in, or not opposed to, Black Hills Power Inc.'s best interests, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe their conduct was unlawful, against liability incurred by such person in connection with the defense or settlement of such action or suit and any appeal therefrom. With respect to proceedings by or in Black

Hills Power Inc.'s right to procure judgment in our favor, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Black Hills Power, Inc. unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity. In addition, Black Hills Corporation, the parent of Black Hills Power, Inc., has entered into specific agreements with Black Hills Power, Inc.'s directors and officers providing for indemnification of such persons under certain circumstances.

        Black Hills Power, Inc.'s Restated Articles of Incorporation also eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors. This provision, however, does not eliminate a director's liability (a) for any breach of the director's duty of loyalty to Black Hills Power, Inc. or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful distributions by directors in violation of the South Dakota Codified Laws, or (d) for any transaction from which the director derived an improper personal benefit.

        Black Hills Corporation, the parent of Black Hills Power, Inc., carries directors' and officers' liability insurance to insure its directors and officers and its subsidiaries' directors and officers against liability for certain errors and omissions and to defray costs of a suit or proceeding against an officer or director.

        Any underwriting agreement entered into in connection with the sale of securities offered by this registration statement will provide for indemnification of Black Hills Power, Inc., its directors and its officers for some liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 16.    Exhibits.

        The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated by reference herein.

Exhibit Number	Description
1*	Form of Underwriting Agreement.
4.1	Restated Articles of Incorporation of Black Hills Corporation (filed as an exhibit to its Annual Report on Form 10-K filed on March 16, 2005, and incorporated by reference herein).
4.2	Amended and Restated Bylaws of Black Hills Corporation dated January 30, 2009 (filed as an exhibit to its Current Report on Form 8-K filed on February 3, 2009, and incorporated by reference herein).
4.3
Indenture dated as of May 21, 2003, between Black Hills Corporation and Wells Fargo Bank, National Association (as successor to LaSalle Bank National Association), as Trustee (filed as Exhibit 4.1 to the Black Hills Corporation's Quarterly Report on Form 10-Q filed on August 13, 2003, and incorporated by reference herein).
4.4
First Supplemental Indenture dated as of May 21, 2003, between Black Hills Corporation and Wells Fargo Bank, National Association (as successor to LaSalle Bank National Association), as Trustee (filed as Exhibit 4.2 to Black Hills Corporation's Quarterly Report on Form 10-Q filed on August 13, 2003, and incorporated by reference herein).
4.5
Second Supplemental Indenture dated as of May 14, 2009, between Black Hills Corporation and Wells Fargo Bank, National Association (as successor to LaSalle Bank National Association), as Trustee (filed as Exhibit 4 to Black Hills Corporation's Current Report on Form 8-K filed on May 14, 2009, and incorporated by reference herein).

Exhibit Number	Description
4.6	Form of Black Hills Corporation Senior Debt Security (included in Exhibit 4.3).
4.7
Form of Black Hills Corporation Indenture (Subordinated Debt Securities) (filed as an exhibit to Black Hills Corporation's Registration Statement on Form S-3 (No. 333-101541), and incorporated by reference herein).
4.8	Form of Black Hills Corporation Subordinated Debt Security (included in Exhibit 4.7).
4.9
Form of Black Hills Corporation Stock Certificate for Common Stock, Par Value $1.00 Per Share (filed as an exhibit to Black Hills Corporation's Registration Statement on Form S-3 (No. 333-101541), and incorporated by reference herein).
4.10*	Form of Black Hills Corporation Deposit Agreement.
4.11*	Form of Black Hills Corporation Depositary Receipt (included in Exhibit 4.10).
4.12	Form of Black Hills Corporation Warrant Agreement (filed as an exhibit to Black Hills Corporation's Registration Statement on Form S-3 (No. 333-101541), and incorporated by reference herein).
4.13	Form of Black Hills Corporation Warrant Certificate (included in Exhibit 4.12).
4.14	Form of Black Hills Corporation Purchase Contract (filed as an exhibit to Black Hills Corporation's Registration Statement on Form S-3 (No. 333-101541), and incorporated by reference herein).
4.15	Form of Black Hills Corporation Purchase Contract Certificate (included in Exhibit 4.14).
4.16	Restated Articles of Incorporation of Black Hills Corporation (now called Black Hills Power, Inc.).
4.17	Articles of Amendment to the Articles of Incorporation of Black Hills Corporation (now called Black Hills Power, Inc.).
4.18	Bylaws of Black Hills Corporation (now called Black Hills Power, Inc.).
4.19	Restated and Amended Indenture of Mortgage and Deed of Trust of Black Hills Corporation (now called Black Hills Power, Inc.) dated as of September 1, 1999.
4.20	First Supplemental Indenture, dated as of August 13, 2002, between Black Hills Power, Inc. and The Bank of New York Mellon (as successor to JPMorgan Chase Bank), as Trustee.
5.1
Opinion of Steven J. Helmers regarding the legality of the Black Hills Corporation securities (filed as an exhibit to its Registration Statement on Form S-3 (No. 333-150669), and incorporated by reference herein).
5.2
Opinion of Conner & Winters, LLP regarding the legality of the Black Hills Corporation securities (filed as an exhibit to its Registration Statement on Form S-3 (No. 333-150669), and incorporated by reference herein).
5.3	Opinion of Steven J. Helmers regarding the validity of the Black Hills Power, Inc. First Mortgage Bonds.
8*	Opinion of Conner & Winters, LLP regarding certain federal tax matters.
10.1	Restated and Amended Coal Supply Agreement for Neil Simpson II dated February 12, 1993.
10.2	Second Restated and Amended Power Sales Agreement dated September 29, 1997, between PacifiCorp and Black Hills Power, Inc.

Exhibit Number	Description
10.3	Reserve Capacity Integration Agreement dated May 5, 1987, between Pacific Power & Light Company and Black Hills Power, Inc.
12.1	Statements Regarding Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends for Black Hills Corporation.
12.2	Statements Regarding Computation of Ratio of Earnings to Fixed Charges for Black Hills Power, Inc.
23.1	Consent of Deloitte & Touche LLP (relating to Black Hills Corporation financial statements).
23.2	Consent of Deloitte & Touche LLP (relating to Black Hills Power, Inc. financial statements).
23.3	Consent of Steven J. Helmers relating to Black Hills Corporation securities (included in Exhibit 5.1).
23.4	Consent of Conner & Winters, LLP relating to Black Hills Corporation securities (included in Exhibit 5.2).
23.5*	Consent of Conner & Winters, LLP (included in Exhibit 8).
23.6	Consent of Cawley, Gillespie & Associates, Inc.
23.7	Consent of Ralph E. Davis Associates, Inc.
23.8	Consent of Steven J. Helmers relating to Black Hills Power, Inc. First Mortgage Bonds (included in Exhibit 5.3).
23.9	Consent of KPMG LLP.
24.1	Power of Attorney relating to Black Hills Corporation signatories (filed as an exhibit to its Registration Statement on Form S-3 (No. 333-150669), and incorporated by reference herein).
24.2	Power of Attorney relating to the Black Hills Power, Inc. signatories (included on the Black Hills Power, Inc. signature pages to this Post-Effective Amendment No. 1 to Registration Statement).
25.1
Statement of Eligibility on Form T-1 of Wells Fargo Bank, National Association (Black Hills Corporation Senior Debt Securities) (filed by Black Hills Corporation under electronic form type "305b2" on May 14, 2009, and incorporated by reference herein).
25.2*	Statement of Eligibility on Form T-1 of Trustee (Black Hills Corporation Subordinated Debt Securities).
25.3	Statement of Eligibility on Form T-1 of Trustee (Black Hills Power, Inc. First Mortgage Bonds).

*
To be filed by amendment, as an exhibit to a Current Report on Form 8-K in connection with a specific offering, or with respect to a Statement of Eligibility on Form T-1 of Trustee, as a filing with the SEC under electronic form type "305b2".

Item 17.    Undertakings.

        (a)   Each of the undersigned Registrants hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

          (A)  Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

        (5)   That, for purposes of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)  Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

           (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

        (b)   Each of the undersigned Registrants hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the Registrants pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (j)    Each of the undersigned Registrants hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Black Hills Corporation

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rapid City, State of South Dakota on October 22, 2009.

BLACK HILLS CORPORATION
By:	/s/ DAVID R. EMERY David R. Emery Chairman of the Board, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DAVID R. EMERY David R. Emery	Director, Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	October 22, 2009
/s/ ANTHONY S. CLEBERG Anthony S. Cleberg	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 22, 2009
/s/ DAVID C. EBERTZ* David C. Ebertz	Director	October 22, 2009
/s/ JACK W. EUGSTER* Jack W. Eugster	Director	October 22, 2009
/s/ JOHN R. HOWARD* John R. Howard	Director	October 22, 2009
/s/ KAY S. JORGENSEN* Kay S. Jorgensen	Director	October 22, 2009
/s/ STEPHEN D. NEWLIN* Stephen D. Newlin	Director	October 22, 2009
/s/ GARY L. PECHOTA* Gary L. Pechota	Director	October 22, 2009

Name		Title	Date

/s/ WARREN L. ROBINSON* Warren L. Robinson		Director	October 22, 2009
/s/ JOHN B. VERING* John B. Vering		Director	October 22, 2009
/s/ THOMAS J. ZELLER* Thomas J. Zeller		Director	October 22, 2009
*By:	/s/ DAVID R. EMERY David R. Emery, Attorney-in-Fact

SIGNATURES

Black Hills Power, Inc.

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rapid City, State of South Dakota on October 22, 2009.

BLACK HILLS POWER, INC.
By:	/s/ DAVID R. EMERY David R. Emery Chairman of the Board, President and Chief Executive Officer

        Each of the undersigned officers and directors of Black Hills Power, Inc., a South Dakota corporation, hereby constitutes and appoints David R. Emery, Anthony S. Cleberg and Steven J. Helmers, and each of them, as his or her true and lawful attorney-in-fact and agent, severally, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments and supplements) to this Registration Statement, and to file the same with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID R. EMERY David R. Emery	Director, Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	October 22, 2009
/s/ ANTHONY S. CLEBERG Anthony S. Cleberg	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 22, 2009
/s/ DAVID C. EBERTZ David C. Ebertz	Director	October 22, 2009
/s/ JACK W. EUGSTER Jack W. Eugster	Director	October 22, 2009

Signature	Title	Date

/s/ JOHN R. HOWARD John R. Howard	Director	October 22, 2009
/s/ KAY S. JORGENSEN Kay S. Jorgensen	Director	October 22, 2009
/s/ STEPHEN D. NEWLIN Stephen D. Newlin	Director	October 22, 2009
/s/ GARY L. PECHOTA Gary L. Pechota	Director	October 22, 2009
/s/ WARREN L. ROBINSON Warren L. Robinson	Director	October 22, 2009
/s/ JOHN B. VERING John B. Vering	Director	October 22, 2009
/s/ THOMAS J. ZELLER Thomas J. Zeller	Director	October 22, 2009

INDEX TO EXHIBITS

Exhibit Number	Description
1*	Form of Underwriting Agreement.
4.1	Restated Articles of Incorporation of Black Hills Corporation (filed as an exhibit to its Annual Report on Form 10-K filed on March 16, 2005, and incorporated by reference herein).
4.2	Amended and Restated Bylaws of Black Hills Corporation dated January 30, 2009 (filed as an exhibit to its Current Report on Form 8-K filed on February 3, 2009, and incorporated by reference herein).
4.3
Indenture dated as of May 21, 2003, between Black Hills Corporation and Wells Fargo Bank, National Association (as successor to LaSalle Bank National Association), as Trustee (filed as Exhibit 4.1 to the Black Hills Corporation's Quarterly Report on Form 10-Q filed on August 13, 2003, and incorporated by reference herein).
4.4
First Supplemental Indenture dated as of May 21, 2003, between Black Hills Corporation and Wells Fargo Bank, National Association (as successor to LaSalle Bank National Association), as Trustee (filed as Exhibit 4.2 to Black Hills Corporation's Quarterly Report on Form 10-Q filed on August 13, 2003, and incorporated by reference herein).
4.5
Second Supplemental Indenture dated as of May 14, 2009, between Black Hills Corporation and Wells Fargo Bank, National Association (as successor to LaSalle Bank National Association), as Trustee (filed as Exhibit 4 to Black Hills Corporation's Current Report on Form 8-K filed on May 14, 2009, and incorporated by reference herein).
4.6	Form of Black Hills Corporation Senior Debt Security (included in Exhibit 4.3).
4.7
Form of Black Hills Corporation Indenture (Subordinated Debt Securities) (filed as an exhibit to Black Hills Corporation's Registration Statement on Form S-3 (No. 333-101541), and incorporated by reference herein).
4.8	Form of Black Hills Corporation Subordinated Debt Security (included in Exhibit 4.7).
4.9
Form of Black Hills Corporation Stock Certificate for Common Stock, Par Value $1.00 Per Share (filed as an exhibit to Black Hills Corporation's Registration Statement on Form S-3 (No. 333-101541), and incorporated by reference herein).
4.10*	Form of Black Hills Corporation Deposit Agreement.
4.11*	Form of Black Hills Corporation Depositary Receipt (included in Exhibit 4.10).
4.12	Form of Black Hills Corporation Warrant Agreement (filed as an exhibit to Black Hills Corporation's Registration Statement on Form S-3 (No. 333-101541), and incorporated by reference herein).
4.13	Form of Black Hills Corporation Warrant Certificate (included in Exhibit 4.12).
4.14	Form of Black Hills Corporation Purchase Contract (filed as an exhibit to Black Hills Corporation's Registration Statement on Form S-3 (No. 333-101541), and incorporated by reference herein).
4.15	Form of Black Hills Corporation Purchase Contract Certificate (included in Exhibit 4.14).
4.16	Restated Articles of Incorporation of Black Hills Corporation (now called Black Hills Power, Inc.).
4.17	Articles of Amendment to the Articles of Incorporation of Black Hills Corporation (now called Black Hills Power, Inc.).
4.18	Bylaws of Black Hills Corporation (now called Black Hills Power, Inc.).

Exhibit Number	Description
4.19	Restated and Amended Indenture of Mortgage and Deed of Trust of Black Hills Corporation (now called Black Hills Power, Inc.) dated as of September 1, 1999.
4.20	First Supplemental Indenture, dated as of August 13, 2002, between Black Hills Power, Inc. and The Bank of New York Mellon (as successor to JPMorgan Chase Bank), as Trustee.
5.1
Opinion of Steven J. Helmers regarding the legality of the Black Hills Corporation securities (filed as an exhibit to its Registration Statement on Form S-3 (No. 333-150669), and incorporated by reference herein).
5.2
Opinion of Conner & Winters, LLP regarding the legality of the Black Hills Corporation securities (filed as an exhibit to its Registration Statement on Form S-3 (No. 333-150669), and incorporated by reference herein).
5.3	Opinion of Steven J. Helmers regarding the validity of the Black Hills Power, Inc. First Mortgage Bonds.
8*	Opinion of Conner & Winters, LLP regarding certain federal tax matters.
10.1	Restated and Amended Coal Supply Agreement for Neil Simpson II dated February 12, 1993.
10.2	Second Restated and Amended Power Sales Agreement dated September 29, 1997, between PacifiCorp and Black Hills Power, Inc.
10.3	Reserve Capacity Integration Agreement dated May 5, 1987, between Pacific Power & Light Company and Black Hills Power, Inc.
12.1	Statements Regarding Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends for Black Hills Corporation.
12.2	Statements Regarding Computation of Ratio of Earnings to Fixed Charges for Black Hills Power, Inc.
23.1	Consent of Deloitte & Touche LLP (relating to Black Hills Corporation financial statements).
23.2	Consent of Deloitte & Touche LLP (relating to Black Hills Power, Inc. financial statements).
23.3	Consent of Steven J. Helmers relating to Black Hills Corporation securities (included in Exhibit 5.1).
23.4	Consent of Conner & Winters, LLP relating to Black Hills Corporation securities (included in Exhibit 5.2).
23.5*	Consent of Conner & Winters, LLP (included in Exhibit 8).
23.6	Consent of Cawley, Gillespie & Associates, Inc.
23.7	Consent of Ralph E. Davis Associates, Inc.
23.8	Consent of Steven J. Helmers relating to Black Hills Power, Inc. First Mortgage Bonds (included in Exhibit 5.3).
23.9	Consent of KPMG LLP.
24.1	Power of Attorney relating to Black Hills Corporation signatories (filed as an exhibit to its Registration Statement on Form S-3 (No. 333-150669), and incorporated by reference herein).
24.2	Power of Attorney relating to the Black Hills Power, Inc. signatories (included on the Black Hills Power, Inc. signature pages to this Post-Effective Amendment No. 1 to Registration Statement).

Exhibit Number	Description
25.1	Statement of Eligibility on Form T-1 of Wells Fargo Bank, National Association (Black Hills Corporation Senior Debt Securities) (filed by Black Hills Corporation under electronic form type "305b2" on May 14, 2009, and incorporated by reference herein).
25.2*	Statement of Eligibility on Form T-1 of Trustee (Black Hills Corporation Subordinated Debt Securities).
25.3	Statement of Eligibility on Form T-1 of Trustee (Black Hills Power, Inc. First Mortgage Bonds).

*
To be filed by amendment, as an exhibit to a Current Report on Form 8-K in connection with a specific offering, or with respect to a Statement of Eligibility on Form T-1 of Trustee, as a filing with the SEC under electronic form type "305b2".